Exhibit 10.10

[####] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Execution Version

License Agreement

This Agreement is entered into with effect as of the Effective Date (as defined below)

by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”)

and

Hoffmann-La Roche Inc.

with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (“Roche US”; Roche Basel and Roche US together referred to as “Roche”)

on the one hand

and

PEGA-ONE SAS

(RCS number 853 093 458 Creteil) with an office and place of business at 1 Mail du Professeur Georges Malthe, Villejuif Bio-Park, 94800 Villejuif, France (“PEGA1”) on the other hand.

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(continued)

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(continued)

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(continued)

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(continued)

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License Agreement

WHEREAS, Roche has discovered and has conducted certain research and development related to, and possesses certain intellectual property with respect to the glycoengineered anti-EGFR mAB Imgatuzumab (RO5083945) also referred to as GA201 (“Compound” as further defined below); and

WHEREAS, PEGA1 has the resources and expertise in the development, manufacturing and commercialization of pharmaceutical products; and

WHEREAS, PEGA1 desires to obtain, and Roche is willing to grant to PEGA1 an exclusive, royalty-bearing license to develop, manufacture and commercialize Compound and Products in the Field in the Territory (terms as defined below), subject to the terms and conditions hereof; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows;

1.	Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) not be deemed as Affiliate of Roche unless Roche provides written notice to PEGA1 of its desire to include Chugai, and/or their respective subsidiaries (as applicable) as Affiliate(s) of Roche. In respect of PEGA1, Affiliate excludes any investor, venture capital fund, venture capital trust, private equity group, pension fund, investment trust or similar sources of capital.

1.2 Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.3 Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 20, expiring on the date when no royalty or other payment obligations under this Agreement are or will become due.

1.4 Applicable Law

The term “Applicable Law’’ shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including without limitation, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

1.5 Business Day

The term “Business Day” shall mean 9.00am to 5.00pm local time on a day other than a Saturday, Sunday or bank or other public or federal holiday in Switzerland or France.

1.6 Calendar Quarter

The term “Calendar Quarter’’ shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.7 Calendar Year

The term “Calendar Year’’ shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.8 Change of Control

The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by one or more Third Parties of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party that owned directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of the Agreement. Notwithstanding the foregoing, (i) the consummation of an IPO by PEGA1 shall not be deemed a Change of Control of PEGA1 and (ii) a Change of Control shall not include a Private Financing.

1.9 Change of Control Group

The term “Change of Control Group” shall mean with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, a Party in connection with a Change of Control, together with affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.10 Clinical Batch

The term “Clinical Batch” shall mean the first batch of Product, manufactured by or on behalf of PEGA 1, suitable to be used for Clinical Studies according to specifications accepted by Regulatory Authorities.

1.11 Clinical Study

The term “Clinical Study” shall mean a Phase I Study or Phase II Study or Phase Ill Study, as applicable.

1.12 Closing Date

The term “Closing Date” shall mean the date on which the Condition Precedent has been satisfied.

1.13 Combination Product

The term “Combination Product” shall mean

a)

a single pharmaceutical formulation containing as its active pharmaceutical ingredients both the Compound and one or more other therapeutically or prophylactically active pharmaceutical ingredients, or

b)

a combination therapy comprised of the Compound and one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product.

1.14 Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean, with respect to PEGA1’s obligation under this Agreement to develop or commercialize Product, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company or pharmaceutical company, as the case may be, devotes to products of similar stage of development, product life, market potential, profit potential, safety and efficacy, scientific potential and strategic value resulting from its own research efforts, based on conditions then prevailing, taking into consideration the market, exclusivity and other conditions in particular markets of the Territory. However, Commercially Reasonable Efforts does not always require PEGA1 to seek to market Products in every country or seek to obtain Regulatory Approval in every country or for every potential Indication.

1.15 Compound

The term “Compound” shall mean the glycoengineered anti-EGFR monoclonal antibody imgatuzumab also referred to as GA201 or RO5083945 as specified in World Health Organisation Drug Information Vol. 27, No. 1,2013, pp. 62-63.

1.16 Confidential Information

The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(i) was generally available to the public at the time of disclosure, or information that becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(ii) can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

(iii) is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

(iv) is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of Confidential Information,

(v) is approved in writing by the Disclosing Party for release by the Receiving Party, The terms of this Agreement shall be considered Confidential Information of the Parties.

1.17 Continuation Election Notice

The term “Continuation Election Notice” shall mean the notice Roche provides to PEGA1 under Section 19.8.

1.18 Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know- How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How (i) without violating the terms of any agreement or arrangement between such Party and any other party or (ii) without requiring the payment of any additional consideration from such Party to any other party, and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party.

1.19 Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.20 Data Room

The term “Data Room” shall mean the due diligence data room containing all material data and information, including but not limited to PEGA1 Patent Rights, Joint Patent Rights, clinical data, regulatory correspondence, and Chemistry, Manufacturing, and Controls (“CMC”) data related to the Compound and/or Products generated by PEGA1 after the Effective Date.

1.21 Development Plan

The term “Development Plan” shall mean the plan for the development of the Products as set forth in Section 6.2.

1.22 Development Program

The term “Development Program” shall mean the activities undertaken by PEGA1 pursuant to the Development Plan to develop Compound and Products, and such other activities with regard to Compound and Products as the Parties may agree in writing

1.23 Drug Approval Application

The term Drug Approval Application shall mean an application for Regulatory Approval for the Products for use in the Field submitted to the FDA, or a foreign equivalent of the FDA.

1.24 Effective Date

The term “Effective Date” shall mean the Closing Date.

1.25 Europe

The term “Europe” shall mean the organization of member states known as the European Economic Area, as its membership may be altered from time to time, and any successor thereto, and all of its then current member countries and in any event the United Kingdom and Switzerland.

1.26 Expert

The term “Expert” shall mean a person with no less than [####] of pharmaceutical industry experience and expertise having occupied at least one senior position within a large pharmaceutical company relating to product commercialization and/or licensing but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.

1.27 FDA

The term “FDA” shall mean the Food and Drug Administration of the United States of America or any successor agency thereto.

1.28 FDCA

The term “FDCA” shalt mean the Food, Drug and Cosmetics Act, as amended, and the rules and regulations promulgated thereunder.

1.29 Field

The term “Field” shall mean all Indications and uses in humans, excluding diagnostic uses.

1.30 Filing

The term “Filing” shall mean the filing of an application to the FDA as defined in the FDCA and applicable regulations, or the equivalent application to the equivalent agency in any other country or group of countries, the official approval of which is required before any lawful commercial sale or marketing of Products.

1.31 First Commercial Sale

The term “First Commercial Sale” shall mean, with respect to a Product in any country, the first invoiced sale of such Product to a Third Party by PEGA 1 (or, if applicable its Affiliates or Sublicensees) in such country following the receipt of any Regulatory Approval required for the sale of such Product, or if no such Regulatory Approval is required, the date of the first invoiced sale of a Product to a Third Party by PEGA 1 (or, if applicable, its Affiliates or Sublicensees) in such country. For clarity, compassionate use sales will not be considered in determining the First Commercial Sale.

1.32 GAAP

The term “GAAP” shall mean Generally Accepted Accounting Principles.

1.33 Generic Product

The term “Generic Product” shall mean with respect to a Product in a country in the Territory, any other prescription pharmaceutical product including biosimilar (i) that is introduced in the Territory by a Third Party who did not purchase such product in a chain of distribution that included any of PEGA 1, its Affiliates or Sublicensees, (ii) contains the same active ingredient(s) as such Product, and (iii) for which Regulatory Approval is obtained by an abbreviated Drug Approval Application or other abbreviated pathway not requiring the filing of a complete Drug Approval Application or comparable registration application under Applicable Laws of the FDA or any other applicable Regulatory Authority.

1.34 Handle

The term “Handle” shall mean with respect to Patent Rights preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including payment or maintenance fees and annuities and overseeing interferences, proceedings, reissue applications and proceedings, re-examination applications and proceedings, post-grant reviews, inter-partes reviews, derivation proceedings and opposition proceedings).

1.35 Housemark

The term “Housemark” shall mean the names of Roche or its Affiliates, or variations of the names, and all related logotypes and symbols used by Roche or its Affiliates in connection with its products and/or services.

1.36 IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.37 IND

The term “IND” shall mean an Investigational New Drug application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of a Product in humans.

1.38 Indication

The term “Indication” shall mean any indication classified as a separate block of a three-character category in the Tenth Revision of the International Classifications of Diseases and Related Health Problems (“ICD-10”).

1.39 Initiation

The term “Initiation” shall mean the date the first human is dosed with the Product in a Clinical Study approved by the respective Regulatory Authority.

1.40 Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed by a court of competent jurisdiction or governmental authority over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; or (v) is unable to pay its debts as they become due in the ordinary course of business.

1.41 Invention

The term “Invention” shall mean an invention that is conceived or reduced to practice in connection with any activity carried out pursuant to this Agreement. Under this definition, an Invention may be made by employees of PEGA 1, including any improvement to the Roche Patent Rights, Roche Know How or a Roche Invention, solely or jointly with a Third Party (a “PEGA1 Invention”), by employees of Roche solely or jointly with a Third Party (a “Roche Invention”), or jointly by employees of PEGA 1 and Roche with or without a Third Party (a “Joint Invention”). This notwithstanding, any improvement to the Roche Glycoengineering Technology Patent Rights (as listed in Appendix 1.65) shall be a Roche Invention~

1.42 IPO

The term “IPO” shall mean, with respect to PEGA 1, (i) PEGA 1’ s first underwritten public offering of its common stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or with respect to any non-US public offering, under any foreign equivalent (a “Traditional IPO”), or (ii) a “reverse merger” of PEGA1 prior to its first underwritten public offering with and into a Third Party publicly traded company (a “Reverse Merger” and such entity, the “Public Target”).

1.43 IPO Effective Time

The term “IPO Effective Time” shall mean, with respect to PEGA1’s IPO, the time point at which either (i) in the case of a Traditional IPO, PEGA1’s registration statement on Form S-1 (or equivalent document) is declared effective by the US Securities and Exchange Commission (or, with respect to any non-US public offering, any equivalent agency or other responsible party) and shares of PEGA1’s common stock become available for public trade, or (ii) in the case of a Reverse Merger, the closing of any Reverse Merger occurs.

1.44 Joint Know-How

The term “Joint Know-How” shall mean Know-How that is made jointly by the Parties or their Affiliates or their Sublicensees in connection with any activity carried out pursuant to this Agreement.

1.45 Joint Patent Rights

The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint Invention.

1.46 Know-How

The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, proprietary assays related to the Compound, platforms, formulations, specifications, quality control testing data, that are necessary for the research, manufacture, development or commercialization of Compound or Products.

1.47 Lonza Agreement

The term “Lonza Agreement’ shall mean the restated umbrella research and license agreement between Lonza Sales AG and Roche dated 29 November 2013, as amended now or in the future a copy of which (with reasonable redactions) is attached hereto as Appendix 2.2, and incorporated herein by reference.

1.48 Net Sales

The term “Net Sales” shall mean, for a Product in a particular period, the sum of (i) and (ii):

(i)

the gross invoiced sales at which such Product was sold or otherwise disposed of by PEGA1 and its Affiliates to such Third Parties (excluding sales to any Sublicensees that are not Affiliates of PEGA1, unless these Sublicensees are the final end-user along with any sales for clinical purposes arising before First Commercial Sale, compassionate uses, humanitarian and charitable donations) in such period reduced by gross-to-net deductions, if not previously deducted from such invoiced amount, taken in accordance with the then currently used IFRS or GAAP, as applicable.

By way of example, the gross-to-net deductions taken in accordance with IFRS as of the Effective Date include the following:

(a)

credits, reserves or allowances granted for (i) damaged, outdated, returned, rejected, withdrawn or recalled Product, (ii) wastage replacement and short-shipments; (iii) billing errors and (iv) indigent patient and similar programs (e.g., price capitation);

(b)	governmental price reductions and government mandated rebates;

(c)	chargebacks, including those granted to wholesalers, buying groups and retailers;

((d)	freight, postage charges, transportation insurance, packing materials for dispatch of goods and custom duties;

(e)	customer rebates, including cash sales incentives for prompt payment, cash and volume discounts; and

(f)

taxes and any other governmental charges or levies imposed upon or measured by the use, manufacture or sale of a Product (excluding income or franchise taxes) and other government charges accrued during such period, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body.

(ii)

for Sublicensees that are not Affiliates of PEGA1 the sales amounts reported to PEGA1 and its Affiliates in accordance with this Agreement and their then-currently used IFRS or GAAP. For purposes of clarity, sales by PEGA1 and its Affiliates to any Sublicensees shall be excluded from “Net Sales” unless the Sublicensees is the final end-user.

In the event that the Compound is sold in any country in the form of a Combination Product, Net sales of such Combination Product shall be adjusted by the fraction (A)/(A+B) where A is the average invoice price of the Product that is not a Combination Product in such country and B the average invoice price in such country of each product that contains active ingredient(s) other than the Compound. If either the Product that is not a Combination Product or the other product(s) is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of an all other factors reasonably relevant to the relative value of, the Compound, on the one hand and all the other active ingredient(s), collectively, on the other hand.

Where any discount or rebate is based on sales of a bundled set of products in which a Product is included, the discount or rebate shall be allocated to such Product on a pro rata basis based on the list sales value (i.e. the unit list price multiplied by the unit volume) of the Product relative to the list sales value contributed by the other products in the bundled set with respect to such sale.

1.49 Partner

The term “Partner” shall mean a Third Party with which PEGA1 will enter or has entered (as applicable) a Partner Agreement.

1.50 Partner Agreement

The term “Partner Agreement” shall mean any agreement between PEGA1 and a Third Party pursuant to Section 2.4 granting rights to develop (but excluding co-development agreements that do not include commercial rights) and/or commercialize the Compound and/or the Product (including but not limited to a (i) sub-license agreement with a Third Party, (ii) merger, acquisition, sale, transfer or other transaction involving the Compound and/or the Product (but for clarity, excluding a Change of Control), or (iii) an assignment of this Agreement to a Third Party that is not done in connection with a Change of Control) in one or more countries of the Territory, other than a sub-contract pursuant to Section 2.5.

1.51 Party

The term “Party” shall mean PEGA1 or Roche, as the case may be, and “Parties” shall mean PEGA1 and Roche collectively.

1.52 Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, certificate of invention, application for certificate of invention or priority patent filing in any country of the Territory or under any international convention or treaty, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part of any of the foregoing.

1.53 PEGA1 Know How

The term “PEGA1 Know-How” shall mean the Know-How (other than Joint Know-How) that PEGA1 Controls at the Effective Date and during the Agreement Term.

1.54 PEG A1 Patent Rights

The term “PEGA1 Patent Rights” shall mean the Patent Rights (other than the Joint Patent Rights) that PEGA1 Controls, relating to or arising from the research, manufacture, development or commercialization of or Covering a Product.

1.55 Phase I Study

The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.56 Phase II Study

The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.57 Phase III Study

The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.58 Pivotal Study

The term “Pivotal Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such product having the disease or condition being studied. Pivotal Studies include, but are not limited to Phase III Studies.

1.59 Private Financing

The term “Private Financing” shall mean, with respect to PEGA1, the issuance and sale of its capital stock, or debt instruments that are convertible into its capital stock, to one or more investors in a bona fide transaction for purposes of raising capital to fund development of its programs and/or for other general corporate purposes (e.g. such as the contemplated PEGA1’s Series A financing pursuant to the term sheet entered into between, amongst others, PEGA1, BioDiscovery 5 FPCI, and Medicxi Growth I LP (the “Series A Agreement”)).

1.60 Proceeds

The term “Proceeds” shall mean the aggregate proceeds from any Strategic Transaction being conveyed in such Strategic Transaction to PEGA1 or its Affiliates or their stockholders, including any option fees, upfront payments, event based milestone payments, royalty payments and all other monetary and non-monetary consideration (with non-monetary consideration being valued at the fair market value thereof) paid or made to PEGA1 or its Affiliates or stockholders, directly or indirectly from any party to a Strategic Transaction.

1.61 Product

The term “Product” shall mean any product, containing the Compound as pharmaceutically active agent, regardless of their finished forms or formulations or dosages.

1.62 Regulatory Approval

The term “Regulatory Approval” shall mean any approvals, licenses, registrations or authorizations by Regulatory Authority, necessary for the sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.63 Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval for the Product.

1.64 Regulatory Documentation

The term “Regulatory Documentation” shall mean all (i) applications (including IND and Drug Approval applications), Regulatory Approvals, regulatory materials, drug dossiers, master files (including Drug Master files); (ii) correspondence, records and reports submitted to or received from Regulatory Authorities and all supporting documents including all adverse event files and complaint files; and (iii) clinical and other data contained or relied upon in any of the foregoing; and (iv) any information that relates to the pharmacology, toxicology, chemistry, manufacturing and controls data, methods, processes and reports, executed batch records, safety and efficacy, and any safety database required to be maintained for Regulatory Authorities relating to the Compound provided that such Regulatory Documentation exists and is reasonably retrievable by Roche.

1.65 Regulatory Exclusivity

The term “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any governmental authority under applicable law with respect to a Product in a country or jurisdiction in the Territory to prevent Third Parties from selling such Product in such country or jurisdiction, other than a Patent Right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the FD&C Act, in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory.

1.66 Roche Glycoengineering Technology Patent Rights

The term “Roche Glycoengineering Technology Patent Rights” shall mean the Patent Rights as listed in Appendix 1.65.

1.67 Roche Know-How

The term “Roche Know-How” shall mean the Know-How Controlled by Roche as of the Effective Date as listed in Appendix 1.66(a) of this Agreement. For purposes of clarity, the Roche Know- How as identified in Appendix 1.66(b) is specifically excluded from the Roche Know-How.

1.68 Roche Patent Rights

The term “Roche Patent Rights” shall mean the Patent Rights relating to the Compound or any Product Roche Controls as of the Effective Date as listed in Appendix 1.67.

1.69 Royalty Term

The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of such Product in such country and ending on the later of the date that is (a) ten (10) years after the date of the First Commercial Sale of such Product in such country, or (b) the expiration of the last to expire Valid Claim within the Roche Patent Rights, Roche Glycoengineering Technology Patent Rights, and/or a Joint Patent Right in such country Covering the use, manufacture, import, offering for sale, or sale of the Product or (c) expiration of the last to expire Regulatory Exclusivity conferred by the applicable Regulatory Authority in such country for such Product.

1.70 Sublicensees

The term “Sublicensees” shall mean a person or entity to which PEGA1 has actually or potentially licensed rights pursuant to this Agreement.

1.71 Strategic Transaction

The term “Strategic Transaction” shall mean, with respect to PEGA1 (i) a Change of Control, or (ii) the execution of a Partner Agreement. For clarity either of the foregoing occurring (a) after the IPO Effective Time or (b) [####] or more after First Commercial Sale of a Product in [####] Country shall not be deemed a Strategic Transaction.

1.72 Successful Manufacture

The term “Successful Manufacture” shall mean the successful release of a Clinical Batch.

1.73 Territory

The term ‘Territory” shall mean all countries of the world.

1.74 Third Party

The term ‘Third Party” shall mean a person or entity other than (i) PEGA1 or any of its Affiliates or (ii) Roche or any of its Affiliates.

1.75 US

The term “US” shall mean the United States of America and its territories and possessions.

1.76 US$

The term “US$” shall mean US dollars.

1.77 Valid Claim

The term “Valid Claim” shall mean a claim contained in any (i) unexpired, in force and issued Roche Patent Right or Joint Patent Right that has not been disclaimed, revoked or held invalid by a final non-appealable decision of a court of competent jurisdiction or government agency or (ii) pending Roche Patent application or Joint Patent application in any country of the Territory that (a) is on file with the applicable patent office and has shown evidence of reasonably consistent activity to advance to issuance of a patent and (b) which application has been on file with the applicable patent office for no more than [####] from the earliest date to which the patent application claims priority.

1.78 Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below

Definition	Section

Accounting Period	11.1

Alliance Manager	4.1

Bankruptcy Code	21

Breaching Party	20.3

PEGA 1 Indemnitees	16.1

PEGA 1 Invention	1.41

CMC	1.21

Decision Period	14.7

Disclosing Party	1.17

Escalation Notice	22.2

Expert Committee	10.6

Governing Law	22.1

Indemnified Losses	16.1

Indemnifying Party	16.3

Initiating Party	14.7

INN	14.3

Joint Invention	1.41

Negotiation Period	3

Non-Breaching Party	20.3

Patent Term Extensions	14.11

Payment Currency	11.3

· Peremptory Notice Period	20.3

Publishing Notice	18.4

Publishing Party	18.4

Receiving Party	1.17

Relative Commercial Value	10.5

Review Period	3

Roche Indemnitees	16.2

Roche Invention	1.41

Series A Agreement	1.57

Settlement	14.7

SPCs	14.11

Suit Notice	14.7

Transition Period	20.12

Transfer

USAN	14.3

Valuation Firm	10.7.3

Where this Agreement in parenthesis refers to a legal expression in German it is the relevant Swiss nomenclature. In case of a dispute solely such Swiss nomenclature shall be relevant and shall prevail over the English expression.

2.	Grant of License

2.1 Exclusive License

Roche hereby grants to PEGA1 an exclusive (subject to Section 2.6 below even as to Roche), sublicensable (subject to Sections 2.3, 2.4 and 2.5 and Article 3) worldwide right and license under Roche Patent Rights, Roche Glycoengineering Technology Patent Rights, Roche Know-How, and Roche’s interest in Joint Patent Rights and Joint Know-How, to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, offer for sale, have offered for sale, sell and have sold Compound and Products in the Field in the Territory.

2.2 Lonza Sublicense

Roche hereby grants to PEGA1 an exclusive (even as to Roche) sub-license of the rights licensed to Roche under the Lonza Agreement solely to develop, have developed, commercialize, have commercialized, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import and have imported Compound and/or Product in the Field in the Territory. The sublicense granted under this Section 2.2 shall be subject to the rights and obligations and undertakings of Roche, as applicable and consistent with the Lonza Agreement. Roche shall act as the sole direct contact with Lonza Sales AG in relation to the sub-license under this Section 2.2. PEGA1 shall comply with the terms of the Lonza Agreement to the extent such terms are disclosed in the respective Appendix attached hereto.

Roche shall not amend the Lonza Agreement in a manner that affects any such sub-licenses hereunder, shall use commercially reasonable efforts to enforce and maintain such agreements with respect to the Compound and/or the Product, and shall promptly notify PEGA1 in writing of any threatened or actual termination or notice regarding same with respect to such Lonza Agreement with respect to the Compound and/or the Product. Roche shall provide copies (with reasonable redactions) of any amendments to such Lonza Agreement to PEGA1 once executed. If the Lonza Agreement terminates or may terminate, Roche shall use commercially reasonable efforts to maintain the applicable sub-license to PEGA1; if Roche is not able to maintain the applicable sub-license, PEGA1 shall have the right to attempt to cure any breach giving rise to such actual or threatened termination and may credit any amounts paid by PEGA1 to maintain any such sub-license against any amounts owed to Roche hereunder, provided that such amounts credited against any amounts owned to Roche hereunder shall not exceed the amount owed by Roche for the respective license.

2.3 Right to Sublicense to Affiliates

PEGA1 shall have the right to grant written sublicenses to its Affiliates under its rights granted under Section 2.1. If PEGA1 grants such a sublicense, PEGA1 shall notify Roche of such sublicense to its Affiliates and shall ensure that all of the applicable terms and conditions of this Agreement shall apply to all such Affiliates to the same extent as they apply to PEGA1 for all purposes. PEGA1 assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliates and shall itself account to Roche for all payments due under this Agreement by reason of such sublicense.

2.4 Right to enter into Partner Agreements

Subject to Roche’s rights under Article 3, PEGA1 shall have the right to enter into a Partner Agreement with one or more Partners under its rights granted under Section 2.1, in each case with Roche’s prior written consent (such consent not to be unreasonably withheld or delayed,).

If PEGA1 grants such rights to the Partner(s), PEGA1 shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Partner(s) to the same extent as they apply to PEGA1 for all purposes. PEGA1 assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Partner(s) and shall itself account to Roche for all payments due under this Agreement by reason of such rights granted to Partner(s). The Partners of PEGA1 shall have no right to further sub-license rights to develop and commercialize the Compound or Product to a Third Party without Roche’s express prior written consent (such consent not to be unreasonably withheld or delayed).

Subject to Section 10.7.1, Roche (acting reasonably) shall have the right to withhold its consent only if a potential Partner (i) does not have substantially similar compliance standards as PEGA1 and/or (ii) does not have, and is not reasonably likely to obtain, the financial means or the capabilities to perform the obligations under this Agreement to the same extent as PEGA1. Prior to entering into a Partner Agreement, PEGA1 shall provide Roche with a draft term sheet, draft Partner Agreement or any such draft amendment with reasonable redactions allowing such assessment, and following execution, with the fully unredacted copy of such Partner Agreement. Roche shall confirm or withhold its consent in writing within [####] following receipt of a draft term sheet, Partner Agreement or any such amendment. If, after good faith negotiations not to exceed [####], the Parties cannot settle any dispute as to whether Roche has unreasonably withheld its approval of the Partner and/or the terms of the Partner Agreement or amendment, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 22.2. Should the Parties fail to agree within [####] of such referral, then the dispute shall be determined as set forth in Section 22.1.

Any Partner Agreement shall include the right to disclose a copy of the Partner Agreement and the Partner’s confidential information to Roche as necessary for Roche to ensure compliance with the terms of this Agreement.

2.5 Sub-Contractors

PEGA1 has the right to sub-contract the work performed under this Agreement. Any sub-contract agreement shall include the right to disclose (i) a copy of the agreement and confidential information to Roche and (ii) the right to assign the agreement to Roche, including the right to transfer of the ownership of data, information and results arising therefrom to Roche to the same extent as to PEGA1.

2.6 Retained Rights

Notwithstanding anything in this Agreement, Roche shall retain the right to use the Compounds for internal research purposes (e.g. as a reference model), so long as Roche notifies PEGA1 prior to undertaking in vivo experiments for such internal research purposes with the Compound. If any research under this Section 2.6 is conducted by Roche, any Know-How or Patent Rights related to Compound resulting from such research by Roche shall become part of the Roche Know-How and Roche Patent Rights and shall be added to the Appendices 1.66(a) or 1.67, as applicable.

3. Right of First Negotiation

3.1 Due Diligence

If PEGA1, at any time during the Agreement Term intends to enter into a Strategic Transaction with respect to Product, PEGA1 shall promptly inform Roche in writing of such plan (“PEGA1 Notice”).

In the event that PEGA1 has given Roche a notification pursuant to the first paragraph of this Section 3.1, PEGA1 shall without delay prepare the Data Room and upon such Data Room being available, PEGA1 shall promptly inform Roche in writing thereof and give Roche access to the Data Room and provide Roche with an executive summary report on the development, manufacture and commercialization of the Compound or Product (“Review Notice”).

During a [####] period following Roche’s reception of the access to the Data Room (“Review Period”), Roche shall have the right to review the Data Room and to perform due diligence. During the Review Period employees of Roche or representatives of Roche (who have a need to access the Confidential Information and who are bound by obligations of confidentiality and use with respect to such Confidential Information that are at least as restrictive as those in this Agreement) shall have at reasonable times the opportunity to ask questions of and receive answers from representatives of PEGA1 related to the Product and the program. PEGA1 shall respond to Roche’s reasonable inquiries in a timely fashion and without delay and shall not withhold any material information from Roche in response to Roche’s inquiries or otherwise in connection with the Product and the program. All information provided to Roche pursuant to this Section 3.1 shall constitute Confidential Information of PEGA1.

3.2 Grant of Rights

PEGA1 hereby grants to Roche, upon receipt of the ROFN Exercise Notice pursuant to Section 3.3, the exclusive right to negotiate in good faith the terms and conditions of a proposed transaction (e.g. with respect to an exclusive license or an acquisition) (“Proposed Transaction”) in accordance with the terms of this Article 3 (the “Right of First Negotiation”). For clarity the Right of First Negotiation shall cease to apply after (i) the IPO Effective Time or (ii) a Change of Control of PEGA1.

If the Strategic Transaction which PEGA1 intends to enter into is a Partner Agreement, such Right of First Negotiation is only applicable in case such Partner Agreement concerns either [####] If such Partner Agreement concerns scenario (a), Roche is entitled to exercise its Right of First Negotiation on the Territory as a whole. If such Partner Agreement concerns scenario (b), Roche is entitled to exercise its Right of First Negotiation on the concerned Major Markets, but may request to exercise its Right of First Negotiation on the Territory as a whole and such request shall not be unreasonably declined by PEGA1. If such Partner Agreement concerns scenario (c), Roche is entitled to exercise its Right of First Negotiation on Europe as a whole, but may request to exercise its Right of First Negotiation on the Territory as a whole and such request shall not be unreasonably declined by PEGA1.

If the Strategic Transaction is a Change of Control Roche is entitled to exercise its Right of First Negotiation to obtain the rights as contemplated in such Change of Control.

3.3 Process

Roche shall have the right to exercise the Right of First Negotiation at any time during the Review Period by written notice to PEGA1 (the “ROFN Exercise Notice”).

Together with the ROFN Exercise Notice, Roche shall provide PEGA1 a written offer for the terms and conditions of the Proposed Transaction in form of a draft term sheet, and the Parties thereafter shall have [####] to exclusively and in good faith negotiate the terms and conditions of the Proposed Transaction in form of a final term sheet (the ‘Term Sheet”).

Upon finalization of the Term Sheet, the Parties shall have a further period of up to [####] to exclusively and in good faith negotiate and finalize the respective agreements (the “Reverse Agreement”).

The term “Negotiation Period” shall mean the period of time commencing on the date of Roche’s ROFN Exercise Notice and ending either (i) [####] after such exercise in case the Parties fail to execute a mutually agreed upon Term Sheet or (ii) [####] after such exercise in case the Parties could initially agree on the Term Sheet but fail to reach the Reverse Agreement.

If (i) Roche rejects its interest to access the Data Room, (ii) Roche during the Review Period or the Negotiation Period confirms in writing to PEGA1 that it is not interested in the Proposed Transaction or (iii) the Parties, after good faith discussions during the Negotiation Period, cannot agree on the Term Sheet or the Reverse Agreement, then PEGA 1 shall be free to enter into a Strategic Transaction with a Third Party in the Field in the Territory. Notwithstanding the foregoing, if the Parties have failed to agree on a Term Sheet or on a Reverse Agreement, during the first [####] after termination of the negotiations between the Parties, PEGA1 shall not enter into a Strategic Transaction on terms and conditions more favorable for any reason whatsoever to the Partner or the Change of Control Group (as applicable) than those offered to Roche.

If (i) Roche rejects its interest to access the Data Room or (ii) Roche during the Review Period or the Negotiation Period confirms in writing to PEGA1 that it is not interested in the Proposed Transaction and (iii) thereafter PEGA 1 does not enter into a Strategic Transaction, but continues the development and commercialization of the Compound and Products, this entire Article 3 shall apply mutatis mutandis at any time during the Agreement Term, if PEGA1 again intends to enter into a Strategic Transaction with respect to Product and there is additional material clinical data available as compared to the clinical data previously reviewed by Roche in the Data Room.

If (i) Roche rejects its interest to access the Data Room or (ii) Roche during the Review Period or the Negotiation Period confirms in writing to PEGA1 that it is not interested in the Proposed Transaction and (iii) thereafter PEGA 1 enters into a Partner Agreement which includes the rights relating to Products in some countries of the Territory and excludes the rights relating to Products in some other countries of the Territory (the “Remaining Territory’’), this entire Article 3 shall apply mutatis mutandis at any time during the Agreement Term, if PEGA1 intends to enter into a Partner Agreement with respect to Product in the Remaining Territory.

3.4 Consequences of termination of this Agreement

The Parties shall terminate this Agreement by mutual consent if they enter into a Reverse Agreement and the Parties shall agree therein which of the consequences of termination as set forth in Section 19.8 shall be applicable.

4. Alliance Managers and Technology Transfer

4.1 Alliance Managers

Each Party shall designate an “Alliance Manager’’ within after the Effective Date. The Alliance Managers shall facilitate the Roche Know-How transfer and communication between the Parties and are the primary points of contact between the Parties with respect to all matters arising under this Agreement, including inter alia informational requests from PEGA 1 to Roche during the Agreement Term. Each Party may change its Alliance Manager from time to time in its sole discretion.

4.2 Roche Know-How Transfer

Promptly, but not later than [####] after the Effective Date, Roche shall transfer to PEGA1 the Roche Know-How listed in Appendix 1.65, at no cost to PEGA1. Such Roche Know-How transfer shall occur electronically after the Effective Date by granting PEGA1 download rights to the electronic database for a period of at least [####] from the Effective Date and up to a maximum of [####] from the Effective Date subject to the requirements as set forth in this Section 4.2 below.

If PEGA1 identifies a need for additional Know-How of Roche relating to the Compound within [####] from the Effective Date (the ‘Transfer Period”), Roche shall provide written or verbal answers to reasonable questions relating to the Compound provided that the additionally requested Know-How (I) does not include any general Roche technology containing intellectual property Roche would otherwise license with financial terms, (ii) still exists and (iii) is reasonably retrievable by Roche. Roche provides further support to PEGA1 upon PEGA1’s written request during a period of [####] from the expiry of the Transfer Period and Roche will provide such support to PEGA1 at no cost to PEGA1, provided that the additionally requested Know-How (i) does not include any general Roche technology containing intellectual property Roche would otherwise license with financial terms, (ii) still exists and (iii) is reasonably retrievable by Roche.

4.3 Transfer of CMC materials

Roche will transfer the CMC materials as listed in Appendix 4.3 free of charge. Roche shall have no obligation to perform any additional activities (e.g. retesting, analyses) concerning such materials. Upon transfer the CMC materials shall be owned by PEGA1.

Roche will deliver CMC materials to such address as PEGA1 shall notify to Roche in writing.

4.4 Further Obligations

Pursuant to Section 4.2, Roche shall provide information, documentation, and reasonable technical support related to the manufacturing process to enable a qualified contract manufacturer to establish the manufacturing process at approximately the same scale as was practiced at Roche.

5. Diligence

PEGA1 shall use Commercially Reasonable Efforts to develop and commercialize the Compound and Products in the Field in the Territory.

6. Development

6.1 Responsibility

PEGA1 shall be solely and exclusively responsible at its own expense for the non-clinical and clinical development of the Product in the Field in the Territory.

6.2 Development Plan

PEGA1 will conduct the development of the Compound and Products in the Field in the Territory in accordance with a written plan (“Development Plan”). PEGA1 shall annually send to Roche a then current version of the Development Plan by the end of December. An initial Development Plan is set forth in Appendix 6.2.

If PEGA1 wishes to change the manufacturing process of the Compound or the Product resulting in a change of the cell bank expressing the Compound, then PEGA1 shall provide written notice to Roche of the nature of such intended work. For clarity: any change of the cell bank resulting in the expression of any compound that is not Compound, including but not limited to modifications of Compound, shall require Roche’s prior written approval of such work, such consent not to be unreasonably withheld or delayed.

6.3 Reporting

During the Agreement Term and up to the First Commercial Sale of the Products, PEGA1 shall have the obligation to submit annual reports to Roche describing in sufficient and reasonable detail the development progress of the Products by PEGA1, its Affiliates and Sublicensees, including the Development Plan pursuant to Section 6.2. PEGA1 shall send such annual report at the end of December of each year.

6.4 Right of Reference

Roche hereby grants to PEGA1 the right, sublicensable, to rely upon and a right to copy, access, and otherwise use, all information and data relating to Compound or Product on file at the Regulatory Authority (including all CMC information and Regulatory Documentation) to obtain Regulatory Approval of the Product and Roche shall, if requested by PEGA1, provide a signed statement that PEGA1 may rely on, and the Regulatory Authority may access in support of PEGA1 ‘s application for such Regulatory Approval, any underlying raw data or information on file at the Regulatory Authority and submitted by Roche to such Regulatory Authority with respect to any Regulatory Approval or Regulatory Documentation controlled by Roche that relates to the Compound.

7. Supply

7.1 Clinical and Non-Clinical Supply of Product

PEGA1 shall be solely and exclusively responsible at its own expense for the manufacture and supply of clinical supplies of the Product. PEGA1 shall supply at its own cost all clinical and non-clinical supply of Product during the Term, either by itself, or through a Third Party.

7.2 Commercial Supply of Product

PEGA1 shall be solely and exclusively responsible at its own expense for the commercial manufacture and commercial supply of Product for sale in the Territory. PEGA1 shall have the right to sub-contract the commercial supply to Third Parties subject to Roche’s prior written consent (such consent not to be unreasonably withheld or delayed, and if no written response for consent from Roche is received by PEGA1 within [####], such consent shall be deemed given).

8. Regulatory

8.1 Responsibility

PEGA1 shall be solely and exclusively responsible at its own expense for all regulatory affairs related to Compound and Products in the Field in the Territory including the preparation, filing and maintaining of applications for Regulatory Approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, import, have imported sell and have sold Compound and Products. PEGA1 shall be solely and exclusively responsible

25 for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for Compound and Products in all countries in the Territory. PEGA1 shall own and file in its own discretion all regulatory filings and Regulatory Approvals for the Compound and Product in all countries of the Territory. PEGA1 shall supply Roche with a copy of all material communications (including meetings) with Regulatory Authorities and Regulatory

Authority questions or concerns regarding significant issues regarding quality, significant safety findings, significant clinical or nonclinical findings affecting patient safety or significant efficacy or lack of efficacy, all related to Compound or Products, within [####]from receipt of such material communications by PEGA1 to the extent PEGA1 is aware of and have the right to disclose such material communications.

8.2 Informed Consent Forms

Any Informed Consent forms with study subjects under any PEGA1 study or any of its Partner study containing the Product shall include the right to transfer samples, data and information from such study to Roche.

8.3 Pharmacovigilance Agreement

Promptly after the Effective Date, PEGA1 and Roche shall negotiate in good faith and enter into a Pharmacovigilance Agreement in accordance with all Applicable Laws which sets forth, among other things, the responsibilities and obligations of the Parties with respect to the procedures and timeframes for compliance with all Applicable Laws (and each of the Party’s policies) pertaining to safety reporting and their related activities, with respect to activities related to the Products under this Agreement. The transfer of historical Safety Data together with the responsibility for Pharmacovigilance activities will be part of the Pharmacovigilance Agreement. For clarity, the Pharmacovigilance Agreement shall prevail this Agreement with regard to the subject matter of such Pharmacovigilance Agreement.

9. Commercialization

9.1 Responsibility

PEGA1 shall be solely and exclusively responsible at its own expense, for the marketing, promotion, sale and distribution of Products in the Territory.

9.2 Reporting and Updates

After the First Commercial Sale of the Product and until the expiry of the Agreement Term, PEGA1 shall inform Roche in a reasonably detailed annual report regarding the commercialization of Products in the Field in the Territory by PEGA1, its Affiliates and Sublicensees. The first such annual report shall be provided on the first anniversary of the First Commercial Sale. Each subsequent annual report shall be provided on subsequent anniversaries of the First Commercial Sale. Each annual report shall include non-binding forecasted sales, annually for the next [####].

In addition to the foregoing, upon request of Roche, PEGA1 shall update Roche regarding the commercialization of the Product in the Territory in the Field by PEGA1, its Affiliates and Sublicensees. Upon such request of Roche, PEGA1 shall provide an update, in writing and/or through a meeting (face to face/ tele-presence/videoconference or telephone). Roche shall not request an update more frequently than [####] per Calendar Year.

10. Payment

10.1 Upfront Payment

Within thirty (30) days after the Effective Date, PEGA1 shall pay to Roche [####]. This payment shall be non-refundable.

10.2 Development Event Payments

PEGA1 shall pay to Roche up to a total of [####] in relation to the achievements of development events with respect to a Product achieving such events. The development event payments under this Section 10.2 shall be paid by PEGA1 according to the following schedule of development events and shall be non-refundable.

Development Event	Payment
[####]	[####]
[####]	[####]
[####]	[####]
[####]	[####]
[####]	[####]
[####]	[####]

Each development event payment shall be paid only once the first time the first Product reaches the applicable triggering event, regardless of the number of times such events are reached by the same or another Product.

If for a Product, a development event does not occur or is not required, then PEGA1 shall pay such development event payment with the next development event payment triggered by such Product.

[####]

Upon reaching development events, PEGA1 shall timely notify Roche and development event payments shall be paid by PEGA1 to Roche within [####] from occurrence of the applicable event.

10.3 Sales Based Events

PEGA1 shall pay to Roche up to a total of US Dollars [####] based on aggregate Calendar Year Net Sales of a Product in the Territory:

Net Sales Threshold	Payment
Total Calendar Year Net Sales in the Territory of a Product [####]	[####]
Total Calendar Year Net Sales in the Territory of a Product [####]	[####]
Total Calendar Year Net Sales in the Territory of a Product [####]	[####]
Total Calendar Year Net Sales in the Territory of a Product [####]	[####]
Total Calendar Year Net Sales in the Territory of a Product [####]	[####]
TOTAL	[####]

Each of the sales based event payments shall be paid no more than once during the Agreement Term, at first occurrence of the event for the Product in the Territory first reaching the respective Net Sales threshold, irrespective of whether or not the previous sales based event payment was triggered by the same or by a different Product and irrespective of whether the previous threshold was achieved in the same or different Calendar Year, and shall be non-refundable and non-creditable. PEGA1 shall notify Roche of each sales based event timely (but in no event longer than [####]after the respective sales based event occurred). Sales based events payments shall be paid by PEGA1 to Roche along with the royalties due on Net Sales within [####] after the end of the Accounting Period in which the sales based event occurred.

10.4 Royalty Payments

10.4.1 Royalty Term

Royalties shall be payable by PEGA1 on Net Sales of Products on a Product-by-Product and country-by-country basis until the expiry of the Royalty Term. Thereafter, the licenses with respect to such Product and country shall be fully paid up and non-exclusive.

10.4.2 Royalty Rates

The following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Product, on an incremental basis, as follows:

Tier of global Calendar Year Net Sales	Percent (%) of [####]
[####]	[####]
[####]	[####]
[####]	[####]

For example, if Net Sales of a Product in the Territory, for a given Calendar Year, are [####], then royalties owed to Roche on such Net Sales of such Product for that Calendar Year shall equal [####] calculated as follows:

[####] royalty payment

10.4a—Reductions

In the event that:

(i) in any Calendar Quarter at any time during the Royalty Term and after entry of a Generic Product there has been a decline of the Net Sales of the applicable Product in such country greater than [####] of the level of the Net Sales of such Product achieved in any of the [####]immediately prior to such entry, then royalties get reduced by [####].

(ii) PEGA1 is required, or in the exercise of reasonable judgement and with the advice of a patent counsel deems it necessary in order to avoid infringement of the rights of a Third Party, to enter into an agreement with a Third Party in order to obtain a license to a Third Party Patent Right in order to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell, have sold and otherwise exploit the Compound and Products in the Field in the Territory, PEGA1 shall be entitled to deduct from royalties payable to Roche under this Section 10.4 in a given Calendar Year with respect to such Product in such country [####] of royalties paid to such Third Party in such Calendar Year and under such agreement to the extent directly attributable to such Third Party Patent Right.

(iii) If a court or governmental agency of competent jurisdiction requires PEGA1 or any of its Affiliates or its or their Sublicensees to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Product in a country within the Territory as a condition of PEGA1 or any of its Affiliates being permitted to commercialize such Product in that country, then the royalties due to Roche shall be reduced by a percentage as necessary to match to rate that the compulsory licensee pays to PEGA1 in that country.

In no events shall the amounts payable to Roche under 10.4.2 be reduced by more than [####] of what would otherwise be due by operation of section 10.4.2 before application of section 10.4a.

10.5 Combination Product

If PEGA1 or its Affiliates or Sublicensees intend to sell a Combination Product, then the Parties shall apply the process such as described under the Net Sales definition to determine an appropriate adjustment to Net Sales to reflect the relative commercial value contributed by the components of the Combination Product (the “Relative Commercial Value”). If such process requires good faith negotiations and where, after such good faith negotiations not to exceed [####], the Parties cannot agree to an appropriate adjustment, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 22.2. Should the Parties fail to agree within [####]of such referral, then the Relative Commercial Value shall be determined by an Expert Committee under the procedures of Section 10.6.

10.6 Expert Committee

If the Parties are unable to agree on the Relative Commercial Value under Section 10.5, then Roche will select one (1) individual who would qualify as an Expert, PEGA1 will select (1) individual who would qualify as an Expert, and those two (2) individuals shall select one (1) individual who would qualify as an Expert and who shall be chairman of a committee of the three Experts (the “Expert Committee”), each with a single deciding vote. The Expert Committee will promptly hold a meeting to review the issue under review, at which it will consider memoranda submitted by each Party at least [####] before the meeting, as well as reasonable presentations that each Party may present at the meeting. The determination of the Expert Committee as to the issue under review will be binding on both Parties. The Parties will share equally the costs of the Expert Committee. Unless otherwise agreed to by the Parties, the Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement.

10.7 Strategic Transaction

10.7.1 Payments under Proceeds

If, prior to the IPO Effective Time or [####] after the First Commercial Sale of a Product in the US or a Major EU5 Country whichever occurs earlier, PEGA1 executes one or more Strategic Transactions, PEGA1 shall, on an incremental basis, pay to Roche the following amounts of any Proceeds:

a)

[####] of Proceeds if, at the time of the Strategic Transaction, the aggregate capital raised by PEGA1 in one or more Private Financings is equal to or less than the [####] stipulated in PEGA1’s Series A Agreement, and

b)	[####] of Proceeds if, at the time of the Strategic Transaction, the aggregate capital raised by PEGA1 in one or more Private Financings is more than [####];

((a) and (b) together “Strategic Transaction Revenues”). For clarity, Strategic Transaction Revenues received after (i) the IPO Effective Time, or (ii) [####]after the First Commercial Sale in [####]shall be owed to Roche even if a portion or all of the proceeds associated with such Strategic Transaction are conveyed to PEGA1 or its Affiliates after either of the foregoing.

For the avoidance of doubt, should PEGA1 enter into multiple Strategic Transactions, then the Proceeds of all such Strategic Transactions shall be considered on an aggregate basis for the purpose of calculating Strategic Transaction Revenues pursuant to this Section 10.7.1. Any payment to Roche under this Section 10.7.1 shall be made before any payments are made to any shareholders and any other person under the shareholder agreement.

A Strategic Transaction shall not be structured with the intent to avoid payments to Roche otherwise due to Roche under this Section 10.7.1. As such PEGA1 shall endeavor to avoid structuring Strategic Transactions in the following ways without first having consulted with Roche and having obtained Roche’s prior written consent (such consent not to be unreasonably withheld or delayed, and if no written response for consent from Roche is received by PEGA1 within [####], such consent shall be deemed given):

(i) PEGA1 accepting any direct or indirect investment of a Partner or a Partner’s Affiliates’ in PEGA1’s or its Affiliates’ equity securities during the Agreement Term. PEGA1 or its Affiliates investing in a Partner’s or Partner’s Affiliates’ equity securities during the Agreement Term; and

(ii) PEGA1 or its Affiliates accepting any non-monetary consideration from a Partner or a Partner’s Affiliates under a Partner Agreement or (b) granting rights to a Partner or a Partner’s Affiliates under a Partner Agreement with respect to any products or services other than the Compound or Product and services relating thereto.

Considerations that Roche receives pursuant to this Section 10.7.1 are in addition to all payments made by PEGA1 pursuant to Sections 10.1, 10.2, 10.3 and 10.4 above with no right to offset.

10.7.2 Timing

PEGA1 shall calculate the Strategic Transaction Revenues owed under Section 10.7.1 for each Calendar Quarter and shall make such payments within [####]after the end of each Calendar Quarter in which such Proceeds occur according to the terms and conditions of the Strategic Transaction.

10.7.3 Value of Proceeds

If at the time of the completion of a Strategic Transaction PEGA1 owns or controls (whether through a license or otherwise) other assets or rights in addition to the Compound or Product rights that are subject of the Strategic Transaction, then the Parties shall negotiate and agree in good faith the value of the Proceeds, exclusive of the value attributed to the PEGA1’s other assets. If after good faith negotiations, the Parties cannot agree on an allocation of value among the PEGA1’s assets within [####]after the completion of a Strategic Transaction, then the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 21.2. Should the Parties fail to agree within [####]of such referral, then Roche shall select a nationally recognized investment banking, accounting or valuation firm (independent of either party) having expertise in the pharmaceutical industry and reasonably acceptable to PEGA1 (“Valuation Firm”) to perform an independent valuation of the relevant assets of PEGA1, which determination shall be final and binding on the Parties. The Valuation Firm shall be requested to determine the allocation of the value between the PEGA1 ‘s assets within [####] of its appointment and to notify the Parties in writing of its determination. The fees and expenses of such Valuation Firm shall be paid by Roche, however, if such determination of the value of the Proceeds by the Valuation Firm is more than PEGA1’s last written offer pursuant to the good faith negotiations under this Section 10.7.3, the fees and expenses of such Valuation Firm shall be paid by PEGA1.

If PEGA1 completes the Strategic Transaction and the Compound and Products are the only assets in clinical development Controlled by PEGA 1 at the time of the Strategic Transaction, the minimum value to be allocated to Compound and Products is [####].

This Section 10.7.3 does not apply if PEGA 1 completes the Strategic Transaction and the Compound and Products are the only assets Controlled by PEGA1 at the time of the Strategic Transaction. In such case, the value associated with the Compound and Products is [####].

10.8 IPO

10.8.1 Shares issued to Roche

Immediately upon the IPO Effective Time, provided that PEGA1 has not, as of the IPO Effective Time, entered into a Strategic Transaction involving the sale, license, transfer or other disposition of all rights relating to Compound and Products in all countries of the Territory and the entire Field, PEGA 1 shall issue a number of its shares of common stock to Roche or its Affiliates as follows:

(i) If the IPO Effective Time occurs before PEGA 1 has raised Private Financing in addition to the [####] stipulated in PEGA1’s Series A Agreement, immediately prior to the IPO (and conditional upon the IPO actually proceeding) Roche shall be granted a number of shares of PEGA1’s common stock such that Roche shall own [####] of the fully diluted share capital of PEGA 1 immediately prior to the completion of the IPO (i.e., such that Roche’s fully diluted ownership of PEGA1 shall be [####] prior to the sale of shares to the general public pursuant to an IPO).

(ii) If the IPO Effective Time occurs after PEGA1 has raised Private Financing in addition to the [####] stipulated in PEGA1’s Series A Agreement, immediately prior to the IPO (and conditional upon the IPO actually proceeding) Roche shall be granted a number of shares of PEGA1’s common stock such that Roche shall own [####] of the fully diluted share capital of PEGA1 immediately prior to the completion of the IPO (i.e., such that Roche’s fully diluted ownership of PEGA1 shall be [####] prior to the sale of shares to the general public pursuant to an IPO).

The issuance of shares to Roche in an IPO pursuant to this Section 10.8.1 is in addition to all payments made by PEGA 1 pursuant to Sections 10.1, 10.2, 10.3 and 10.4 above with no right to offset.

No issuance of shares to Roche in an IPO shall be due if PEGA1 completes a Strategic Transaction involving the sale, license, transfer or other disposition of all rights relating to Compound and Products in all countries of the Territory and the entire Field prior to the IPO Effective Time.

10.8.2 Other assets or rights owned or controlled by PEGA1

If at the IPO Effective Time, PEGA1 owns or controls (whether through a license or otherwise) other assets or rights (related to other pharmaceutical development candidates or products) in addition to rights in the Compound or Products, then the Parties shall negotiate and agree in good faith the value contribution of Compound or Products to the IPO market capitalization in order to determine a potential reduction of the percentage of Roche shares in PEGA1.

This notwithstanding, if Compound and Products are the only assets in clinical development Controlled by PEGA1 at the IPO Effective Time, the minimum value to be allocated to Compound and Products is.

This Section 10.8.2 does not apply if PEGA1 does an IPO and the Compound and Products are the only assets Controlled by PEGA1 at the time of the IPO. In such case, the value associated with the Compound and Products is [####].

10.9 Third Party Payments

Following the Effective Date, PEGA1 shall be responsible for and pay or have paid any and all consideration owed to any Third Party in relation to Third Party intellectual property rights related to any Compound or Product and Roche confirms it has paid all consideration to any Third Party in relation to Third Party intellectual property rights related to any Compound or Products which became payable prior to the Effective Date. For clarity, PEGA1 shall have no right of offset to any payments under Section 10 except as set out in clause 10.4a (Reductions).

11. Accounting and reporting

11.1 Timing of Payments

PPEGA1 shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within [####]after the end of each Accounting Period in which such Net Sales occur.

11.2 Late Payment

Any payment under this Agreement that is not paid after a first formal notice shall bear interest, to the extent permitted by Applicable Law, at an annual rate of [####]above the average [####]Euro Interbank Offered Rate (EURIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

11.3 Method of Payment

Royalties on Net Sales and all other amounts payable by PEGA1 hereunder shall be paid by PEGA1 in US Dollars (the “Payment Currency”) to account(s) designated by Roche.

11.4 Currency Conversion

When calculating the Sales of any royalty-bearing Product that occur in currencies other than the Payment Currency, PEGA1 shall convert the amount of such sales into the Payment Currency using the rate published by the European Central Bank.

11.5 Reporting

With each payment PEGA1 shall provide Roche in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

(a)	Invoiced sales in local currency on a country-by-country basis;

(b)	Net Sales in local currency on a country-by-country basis;

(c)	Net Sales in USD on a country-by-country basis;

(d)	adjustments made pursuant to Section 10.5 (Combination Product);

(e)	Net Sales in USD after adjustments made pursuant to Section 10.5 (Combination Product);

(g)	exchange rate used for the conversion of Net Sales from local currency to USD pursuant to Section 11.4

(i)	royalty rate pursuant to Section 10.4;

(j)	deductions made pursuant to Section 10.4a and

(k)	total royalty payable in USD.

12. Taxes

It is specified that all amounts set forth in this Agreement whatever the applicable currency are excluding VAT.

Roche shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Roche under this Agreement.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Roche, then PEGA1 shall promptly pay such tax, levy or charge for and on behalf of Roche to the proper governmental authority, and shall promptly furnish Roche with receipt of payment. PEGA1 shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due to Roche or be promptly reimbursed by Roche if no further payments are due to Roche. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

13. Auditing

13.1 Roche Right to Audit

PEGA1 shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all (i) Net Sales and royalties, (ii) Proceeds and Strategic Transaction Revenues and (iii) any other payment made under this Agreement. Such books of accounts shall be kept at their principal place of business. At the expense of Roche, Roche has the right to appoint one of the major public accountant firms to perform, on behalf of Roche an audit of such books and records of PEGA1 and its Affiliates and Sublicensees, that are deemed necessary by the major public accountant firm to report on all (i) Net Sales and royalties, (ii) Proceeds and Strategic Transaction Revenues and (iii) any other payment made under this Agreement.

Upon at least [####]prior written notice from Roche, such audit shall be conducted in the countries specifically requested by Roche, during regular business hours in such a manner as to not unnecessarily interfere with PEGA1’s or its Sublicensees normal business activities, and shall be limited to results in the [####]prior to audit notification.

Such audit shall not be performed more frequently than once per Calendar Year nor more frequently than once with respect to records covering any specific period of time.

All information, data documents and abstracts herein referred to shall be used only for the purpose of calculating (i) Net Sales and royalties, (ii) Proceeds and Strategic Transaction Revenues and (iii) any other payment made under this Agreement, and shall all be treated as PEGA1’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than [####]after completion of an audit hereof, if an audit has been requested; nor more than [####]from the end of the Calendar Year to which each shall pertain; nor more than [####]after the date of termination of this Agreement.

13.2 Audit Reports

The auditors shall only state factual findings in the audit reports and shall not interpret the agreement. The final audit report shall be shared with PEGA1 at the same time it is shared with Roche.

13.3 Over-or Underpayment

If the audit reveals an overpayment, Roche shall reimburse PEGA1 for the amount of the overpayment within [####]. If the audit reveals an underpayment, PEGA1 shall pay Roche for such underpayment within [####]. PEGA1 shall pay for the audit costs if the underpayment of PEGA1 exceeds [####]of the aggregate amount of royalty payments owed with regard to the royalty statements or other payments subject of the audit. Section 11.2 (Late Payment) shall apply to this Section 13.3.

14. Intellectual Property

14.1 Ownership of Inventions and Know-How

PEGA1 shall own all PEGA1 Inventions. Roche shall own all Roche Inventions. Joint Inventions shall be jointly owned in equal undivided shares. PEGA1 and Roche each shall require all of its employees to assign all inventions related to Products made by them to Roche and PEGA1, as the case may be.

The determination of inventorship for Inventions shall be in accordance with US inventorship laws.

As for Joint Inventions, both Parties shall consult each other and agree as to filing for patent protection on such invention as set forth above in their names.

Subject to the licenses granted under this Agreement, each Party shall be free to exploit Joint Inventions, Joint Patent Rights and Joint Know-How without the consent of, or any duty to account to, the other Party, save for that Roche in relation to the Compound may only use such Joint Patent Rights and Joint Know-How for research purposes in accordance with clause 2.6 or outside the Field.

Roche shall notify PEGA1 of any Roche Inventions as and when generated during the Agreement Term by Roche, and in sufficient detail to enable PEGA1 to assess the Roche Invention. Roche hereby grants to PEGA1 an option (“Option”) exercisable at any time during [####]from the date of proper notification of the Roche Invention in question (“Option Period”) to commence negotiation for the grant by Roche to PEGA1 of a license to Roche Inventions (“Roche Invention License”).

In the event that PEGA1 decides to exercise the Option the following provisions shall apply: (i) PEGA1 shall serve on Roche a written notice to be received by Roche within the Option Period and the Parties shall enter into bona fide negotiations to enter into the Roche Invention License which shall be faithful to the principles as set forth in this Agreement; (ii) the Parties will use their best endeavours to ensure that such negotiations shall be completed and the Roche Invention License shall be executed within [####] (“Negotiation Period”); and (iii) if PEGA1 does not exercise its option during the Option Period or if PEGA1 and Roche are unable to agree the full terms of the Roche Invention License within the Negotiation Period the Option shall lapse.

For the duration of the Option Period and any Negotiation Period Roche shall not assign, transfer, grant licenses of or permit use by any third party of Roche Inventions.

Except as specifically set forth herein, this Agreement shall not be construed as (i) giving any of the Parties any license, right, title, interest in or ownership to the Confidential Information; (ii) granting any license or right under any intellectual property rights; or (iii) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise.

14.2 German Statute on Employee’s Inventions

If the German Statute on Employees’ Inventions applies, e.g. if a Party or its Affiliate is organized under German Law, each Party agrees to claim the unlimited use of any Invention conceived, reduced to practice, developed, made or created in the performance of, or as a result of, any research by employees of said Party or its Affiliate or any other person acting on its behalf. For the avoidance of doubt, said Party or its Affiliate is responsible for fulfilling the obligations towards their employees under the German Statute of Employee’s Inventions.

14.3 Trademarks

PEGA1 shall have the right to determine the trademark(s) for the Products and shall own all trademarks used on or in connection with Products in the Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of all trademarks used on or in connection with Products in the Territory.

PEGA1 shall not use the Housemark(s) of Roche for any purposes.

14.4 Prosecution of Roche Patent Rights

Roche shall Handle all Roche Patent Rights. Roche shall consult with PEGA1 as to the Handling of Roche Patent Rights, shall allow reasonable time for such consultation and have regard to all reasonable comments of PEGA1. PEGA1 shall pay the costs for the Handling of Roche Patent Rights.

For the avoidance of doubt, Roche shall Handle Roche Glycoengineering Technology Patent Rights and Patent Rights in Roche Inventions within its sole discretion and at its own cost.

Both parties shall inform each other on a regular basis on the status of Roche Patent Rights, Roche Glycoengineering Technology Patent Rights, Patent Rights in Roche Inventions, PEGA1 Patent Rights, Patent Rights in PEGA1 Inventions or Joint Patent Rights, as the case may be.

14.5 Prosecution of PEGA1 Patent Rights and Joint Patent Rights

PEGA1 shall, at its own expense and discretion, Handle all PEGA 1 Patent Rights, Patent Rights in PEGA1 Inventions and Joint Patent Rights. PEGA1 shall consult with Roche as to the Handling of Joint Patent Rights, shall allow reasonable time for such consultation and have regard to all reasonable comments of Roche.

14.6 Patent Coordination Team

Where the Parties need to consult with each other on the Handling of Patent Rights, the Parties shall establish a patent coordination team and shall adopt procedures for interacting on patent matters.

14.7 Abandonment of Patent Rights

Should Roche decide that it does not desire to Handle any Roche Patent Right under the Agreement, it shall promptly advise PEGA1 thereof and cease any payments relating to the Handling of such Patent Right after two months following such advice. At the written request of PEGA1, Roche shall, at no cost to Roche, assign such patent in such country or countries in the Territory to PEGA1, and PEGA1 may thereafter Handle the same at PEGA1’s own cost, to the extent that PEGA1 desires to do so. All Patent Rights so assigned from Roche to PEGA1 shall no longer be treated as Roche Patents for purposes of determining the Royalty Term.

Should PEGA1 decide that it does not desire to Handle a PEGA1 Patent Right, a Joint Patent Right, or a Patent Right in a PEGA1 Invention, it shall promptly advise Roche thereof. At the written request of Roche, PEGA1 shall then, at no cost to PEGA1, assign such patent in such country or countries in the Territory to Roche, and Roche may thereafter Handle the same at Roche’s own cost, to the extent that Roche’s desires to do so.

14.8 Infringement

Each Party shall promptly provide written notice to the other Party during the Agreement Term of any (i) known infringement or suspected infringement by a Third Party of any Roche Patent Rights, PEGA1 Patent Rights or Joint Patent Rights, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any Roche Know-How, PEGA1 Know-How or Joint Know- How, and shall provide the other Party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

Within [####]after PEGA1 provides or receives such written notice (“Decision Period”), PEGA1, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory and shall notify Roche in writing of its decision (“Suit Notice”).

If PEGA1 decides to bring a suit or take action, once PEGA1 provides Suit Notice, PEGA1 may immediately commence such suit or take such action. In the event that PEGA1 (i) does not in writing advise Roche within the Decision Period that PEGA1 will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, Roche shall thereafter have the right to commence suit or take action in the Territory and shall provide written notice to PEGA1 of any such suit commenced or action taken by Roche.

Notwithstanding the above, in relation to Roche Patent Rights PEGA1’s right to bring a suit or take action shall depend upon Roche’s prior written approval, which shall not be unreasonably withheld or delayed (and if no written response for consent from Roche is received by PEGA1 within [####], such consent shall be deemed given).

Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies, to the extent the Initiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs and damages owed to Third Parties.

Any damages, settlement fees or other consideration received as a result of such suit or action shall be allocated as follows:

(a) First, to reimburse the Initiating Party for its costs and, if any remains, to the other Party for any advisory counsel fees and costs; and

(b) Second, the balance, if any, shall be allocated to the Initiating Party.

If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to be joined as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party may settle, consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party but only if such Settlement can be achieved without adversely affecting the other Party (including any of its Patent Rights). If a Settlement could adversely affect the other Party, then the written consent of the other Party would be required, which consent shall not be unreasonably withheld.

For any PEGA1 Patent Rights, PEGA1, in its sole discretion, shall decide whether or not to initiate any suit or action in the Territory. PEGA1 shall have full discretion as to how it wishes to handle such suit or action and may reach Settlement and retain all damages, settlement fees or other consideration under any terms and conditions it desires and retain whatever. Only if a Settlement could adversely affect Roche shall the written consent of Roche be required, which consent shall not be unreasonably withheld.

For clarity, this Section 14.8 shall not apply to the Lonza Agreement.

14.9 Defense

If a Third Party asserts that Patent Rights owned by or licensed to it are infringed by the development, manufacture, use, importation, offer for sale or sale of Products, or that its trade secrets were misappropriated in connection with such activity, then PEGA1 shall have the exclusive right and responsibility to resolve any such claim, whether by obtaining a license from such Third Party, by defending against such Third Party’s claims or otherwise, and shall be solely responsible for the defense of any such action, any and all costs incurred in connection with such action (including, without limitation, attorneys’ and expert fees) and all liabilities incurred in connection therewith. Notwithstanding the above, PEGA1 shall not enter into any settlement of any such claim without the prior written consent of Roche if such settlement would require Roche to be subject to an injunction or to make any monetary payment to PEGA1 or any Third Party, or admit any wrongful conduct by Roche or its Affiliates, or would limit or restrict the claims of or admit any invalidity and/or unenforceability of any of the Patent Rights Controlled by Roche, or have any impact on activities outside the Field. Such Roche consent shall not be unreasonably withheld or delayed. .

14.10 Common Interest Disclosures

With regard to any information or opinions disclosed pursuant to this Agreement by one Party to the other regarding intellectual property and/or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect Compounds and/or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Compounds and/or Products. Accordingly, the Parties agree that all such information and materials obtained by PEGA1 and Roche from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney-client privilege, the attorney-work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

PEGA1 is responsible to perform due diligence and to secure its own freedom to operate study or opinion in connection with the manufacture, use, sale, offer for sale and importation of the Compound and Products from counsel of PEGA1’s choice.

14.11 Patent Term Extensions

The Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates with respect to any Patent Rights Covering the Compound or Products (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”). Both Parties shall consult each other and agree as to filing for such Patent Term Extensions .. Notwithstanding the above, filings for Patent Term Extension of Roche Glycoengineering Technology Patent Rights shall be made by Roche at Roche’s discretion. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to Roche Patent Rights.

15. Representations and Warranties (Zugesicherte Eigenschaften)

15.1 Mutual representations and warranties

Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

15.2 PEGA1 representations and warranties

PEGA1 represents and warrants that for the execution, delivery and performance of this Agreement by Roche and PEGA1, PEGA 1 complies with internationally recognized human rights (including, as a minimum, the International Covenants on Economic, Social and Cultural Rights [ICESCR] I and II and the eight core conventions of the International Labour Organization [ILO]) and environmental standards (including for example the Montreal Protocol on Substances that Deplete the Ozone Layer, the International Finance Corporation [IFC]’s Environmental and Social Performance Standards or standards developed by the International Organization for Standardization ([ISO]) (“International Standards”) and shall ensure that such International Standards shall apply to its Affiliates, Sublicensees and subcontractors. Roche reserves the right to conduct corresponding audits at the facilities of PEGA1, its Affiliates, its Sublicensees or its subcontractors as applicable and PEGA1 shall use its best endeavours to ensure that Roche is entitled to conduct such audits at such facilities.

15.3 Roche Representations and Warranties

Roche represents and warrants to PEGA1 that, as of the Effective Date: (a) Roche has not received written notice from any Third Party claiming that the manufacture, use or sale of Compound or Product infringes any Patent Right of any Third Party; (b) Roche is not a party to any legal action, suit or proceeding relating to Compound or Product; (c) Roche has the full right, power and authority to grant all of the right, title and interest in the sub-licenses and other rights granted to PEGA1 under this Agreement; (d) Roche has Control of all the Roche Patent Rights, Roche Glycoengineering Technology Patent Rights, Roche Know-How licensed to PEGA1 under this Agreement; and (e) the Lonza Agreement is in full force and effect.

15.4 Disclaimer

Except as expressly set forth herein and elsewhere in this Agreement, the intellectual property rights provided by each party hereunder are provided “as is” and each party expressly disclaims any and all warranties of any kind, express or implied, including without limitation the warranties of design, merchantability, fitness for a particular purpose, non-infringement of the intellectual property rights of third parties, or arising from a course of dealing, usage or trade practices.

16. Indemnification

16.1 Roche indemnification

Roche shall indemnify and defend PEGA1 and its Affiliates and its respective officers, directors, employees, consultants and agents (“PEGA1 Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Indemnified Losses”), to which any such PEGA1 Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise out of the breach by Roche of any obligation, representation, warranty, covenant or agreement made by it under this Agreement, except to the extent such Indemnified Losses result from the negligence or willful misconduct of any PEGA1 Indemnitee (including without limitation any item subject to indemnification by PEGA1 under Section 16.2).

16.2 PEGA1 indemnification

PEGA1 shall indemnify and defend Roche and its Affiliates and its respective officers, directors, employees, consultants and agents (“Roche Indemnitees”) from and against any and all Indemnified Losses, to which any such Roche Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise out of (i) the breach by PEGA1 of any obligation, representation, warranty, covenant or agreement made by it under this Agreement, or (ii) the development, manufacture, use, handling, storage, sale or other disposition of the Compound and/or any Products by PEGA1 or any of its Affiliates or Partners (including but not limited to (1) Product liability claims, (2) infringement of Third Party Patent Rights, other than those for this clause (3) Patents sub-licensed to PEGA1 by Roche under the Lonza Agreement, provided that PEGA1 has complied with the applicable terms of this Agreement), except to the extent such Indemnified Losses result from the negligence or willful misconduct of any Roche Indemnitee (including without limitation any item subject to indemnification by Roche under Section 16.1).

16.3 Procedure

In the event any PEGA1 Indemnitee or Roche Indemnitee (as the case may be) seeks indemnification under Section 16.1 or 16.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim, provided that the Indemnifying Party shall not settle any such claim without the prior written consent of any affected Roche Indemnitee or PEGA1 Indemnitee (as the case may be), if such settlement contains any admission of fault of such PEGA1 Indemnitee or Roche Indemnitee (as the case may be).

17. Liability

17.1 Disclaimer

The foregoing representations and warranties are in lieu of all other representations and warranties not expressly set forth herein. PEGA1 and Roche disclaim all other warranties, whether express or implied, with respect to each of their research, development and commercialization efforts hereunder, including, without limitation, whether the products can be successfully developed or marketed, the accuracy, performance, utility, reliability, technological or commercial value, comprehensiveness, merchantability or fitness for any particular purpose whatsoever of the products.

17.2 Limitation of Liability

Each party’s total aggregate liability to the other under or in connection with this Agreement including the warranty liability and indemnification/hold harmless liability (whether in contract, tort including negligence, breach of statutory duty, restitution or otherwise) in respect of all and any loss or damage howsoever caused will be limited to the amount paid under this Agreement.

In no event shall either party be liable for indirect damages (Indirekte Schäden/weitere Schäden als Schäden mit langem Kausalzusammenhang), consequential damages (Mangelfolgeschaden) including lost revenues or profits (entgangener Gewinn), irrespective of the legal basis for such claims. This limitation of liability shall not apply in the event of damages caused by gross negligence or willful misconduct of the damaging party.

18. Obligation Not to Disclose Confidential Information

18.1 Non-Use and Non-Disclosure

During the Agreement Term and for [####] thereafter, a Party receiving Confidential Information (“Receiving Party”) shall (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations under this Agreement. PEGA1 shall be permitted to disclose Confidential Information to its Affiliates so long as such Affiliate is bound by obligations of confidentiality in respect of the Confidential Information.

18.2 Permitted Disclosure

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 18.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, Patent Rights, publications, and certain commercial considerations.

18.3 Press Releases

Either Party may issue a press release announcing the existence and selected key non-financial terms of this Agreement, upon prior approval by the other Party.

Either Party shall provide the other Party with a copy of any draft press release related to the activities contemplated by this Agreement at least [####] prior to its intended publication for review. Either Party may provide the other Party with suggested modification to the draft press release.

Notwithstanding the foregoing, Roche may issue press releases consistent with its internal policies.

18.4 Publications

During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to the Compound and Products in any publication or presentation:

A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least [####] (or at least [####]in the case of oral presentations) prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within [####] days after receipt of the copy of the proposed publication or presentation (or at least [####]) days in the case of oral presentations), that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [####] from the date of the Publishing Notice.

18.5 Commercial Considerations

Nothing in this Agreement shall prevent PEGA1 or its Affiliates from disclosing Confidential Information of Roche to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Products in the Territory, (ii) Third Parties acting on behalf of PEGA1, to the extent necessary for the development, manufacture or sale of Products in the Territory, (iii) Third Parties to the extent necessary to market any Product in the Territory, (iv) Third Parties to the extent necessary in connection with a prospective or actual Partner Agreement, (v) Third Parties to the extent necessary to otherwise carry out its obligations or exercise its rights under this Agreement, (vi) with a prospective or actual financing, investment in or Change of Control of PEGA1, provided that any such disclosures are subject to confidentiality obligations at least as onerous as those set forth in this Agreement or (vii) Third Parties in connection with any IPO of PEGA1, to the extent PEGA1 deems such disclosure necessary.

The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Law, to defend or prosecute litigation or to comply with governmental regulations or applicable regulations of a stock exchange, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure and to ensure such disclosed Confidential Information is treated confidentially.

19. Term and Termination

19.1 Commencement and Term

This Agreement shall commence on the Effective Date and continue for the Agreement Term.

19.2 Termination

19.3 Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety in the event the other Party (“Breaching Party”) is in breach of any of its material obligations (relating to for example a breach of diligence, payments and / or compliance obligations) under this Agreement. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach. The Breaching Party shall have a period of [####] after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a bona fide dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party together with an explanation for the basis of its dispute, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 22.2. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate effective as of the expiration of the Peremptory Notice Period.

19.4 Termination for Insolvency Event

A Party shall have the right to terminate this Agreement in its entirety, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [####] after the filing thereof.

19.5 Termination by PEGA1 without a Cause

PEGA1 shall have the right to terminate this Agreement at any time in its entirety or on a Product-by-Product basis upon [####] prior written notice before First Commercial Sale of the Product or upon [####]prior written notice after the First Commercial Sale of the Product. The effective date of termination under this Section 20.5 shall be the date [####] as the case may be after PEGA1 provides such written notice to Roche.

19.6 Consequences of Termination

19.7 Termination by PEGA1 for Breach by Roche or Roche Insolvency

Upon breach by Roche or Roche’s Insolvency, PEGA1 shall have the right to terminate this Agreement in accordance with Section 20.3 or Section 20.4, as applicable. Upon any termination by PEGA1 for breach by Roche or Roche Insolvency, the rights and licenses granted by one Party to the other Party under this Agreement shall terminate in their entirety or on a Product-by-Product basis, as applicable, on the effective date of termination.

19.8 Termination by PEGA1 without cause, termination by Roche for Breach by

PEGA1, PEGA1 Insolvency or PEGA1 Debarment

Upon any termination by PEGA1 without cause, termination by Roche for Breach by PEGA1 (PEGA1 Insolvency or PEGA1 debarment, the rights and licenses granted by Roche to PEGA1 under this Agreement shall terminate in their entirety, or on a Product-by Product basis, as applicable, on the effective date of termination.

If Roche desires to continue development and/or commercialization of Product(s), Roche shall give PEGA1 the Continuation Election Notice within [####]of receipt by Roche of PEGA1’s notice of termination. If PEGA1 receives such a timely Continuation Election Notice, and to the extent reasonably requested by Roche:

(a)

After the date of notice of termination PEGA1 shall, to the extent PEGA1 has the right to do so, transfer to Roche all regulatory filings and approvals, all final pre-clinical, non-clinical and clinical study reports and clinical study protocols, trademarks, and all data, including clinical data, materials and information, in PEGA1’s possession and control related to Product(s) necessary or useful for Roche to continue to develop and commercialize the Product(s).

(b)	PEGA1 shall assign all clinical study agreements, pre-clinical and non-clinical study agreements, CMC study agreements, free of charge;

(c)

Roche shall, upon transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Product(s); (ii) Third Parties acting on behalf of Roche or its Affiliates PEGA1 for the development, manufacture, or sale of Product(s), or (iii) Third Parties to the extent reasonably necessary to market Product(s).

(d)

If the effective date of termination is prior to completion of the Phase II Study (conducted as proof of concept study or Pivotal Study, as the case may be) of the first Product, Roche shall have a fully-paid up, royalty-free, worldwide, exclusive, sublicensable, transferable license under the PEGA1 Patent Rights, PEGA1 Know-How and PEGA1’s interest in the Joint Patent Rights including any rights useful or necessary to allow Roche, its Affiliates or licensees to research, develop, manufacture, have manufactured, use, offer to sell, sell, promote, export and import the applicable Compound and Products.

(e)

If the effective date of termination is after completion of the Phase II Study (conducted as proof of concept study or Pivotal Study, as the case may be) of the first Product but prior to first Regulatory Approval of the first Product, Roche shall have a worldwide, exclusive, sublicensable, transferable license under the PEGA1 Patent Rights, PEGA1 Know-How and PEGA1’s interest in the Joint Patent Rights including any rights useful or necessary to allow Roche, its Affiliates or PEGA1 licensees to research, develop, manufacture, have manufactured, use, offer to sell, sell, promote, export and import the applicable Compound and Products. Roche shall pay to PEGA1 a royalty of [####]of net sales of Product for [####]after the First Commercial Sale of the Product on a country-by- country basis.

(f)

If the effective date of termination is after the first Regulatory Approval of the first Product, Roche shall have a worldwide, exclusive, sublicensable, transferable license under the PEGA1 Patent Rights, PEGA1 Know-How and PEGA1 ‘s interest in the Joint Patent Rights including any rights useful or necessary to allow Roche, its Affiliates or PEGA1 licensees to research, develop, manufacture, have manufactured, use, offer to sell, sell, promote, export and import the applicable Compound and Products. Roche shall pay to PEGA1 a royalty of [####] of net sales of Product for [####]after the First Commercial Sale of the Product on a country-by-country basis. For example if the Product is transferred to Roche after [####]following the First Commercial Sale of the Product in the US, then Roche shall pay to PEGA1 a royalty in the US for [####].

19.9 Obligations Related to Ongoing Activities

If Roche does not provide timely Continuation Election Notice, then PEGA1 (a) shall have the right to cancel all cancellable ongoing obligations and (b) shall complete all non-cancellable obligations at its own expense.

If Roche provides such timely Continuation Election Notice, then from the date of notice of termination until the effective date of termination, PEGA1 shall continue activities ongoing as of the date of notice of termination at its own expense.

After the effective date of termination, PEGA1 shall not have any obligation to perform and/or complete any activities or to make any payments for performing or completing any activities under this Agreement, except as expressly stated herein.

19.10 Obligations Related to Manufacturing

(a)	Clinical Supplies

In the case of termination by Roche according to Sections 20.3, 20.4 or 22.5 or by PEGA1 under Section 20.3 or 20.5, if Roche elects to develop the Product(s), upon the request of Roche, PEGA1 shall transfer all existing and available clinical material to Roche and Roche shall reimburse PEGA1 for this material at PEGA1’s fully burdened manufacturing cost, provided however that PEGA1 shall procure the supply for the ongoing study(ies) until the transfer of the respective study and/or supply has been completed. PEGA1 shall use Commercially Reasonable Efforts to transfer the manufacturing and supply processes and technologies to Roche or a Third Party defined by Roche as soon as possible after the effective date of termination at PEGA1 cost and provide Roche corresponding support free of charge until such processes and technologies have been fully established at Roche or at the Third Party defined by Roche.

(b)	Commercial Supplies

In the case of termination by Roche according to Sections 20.3, 20.4 or 22.5 or by PEGA1 under Section 20.3 or 20.5, if a Product is marketed or filed for Regulatory Approval in any country of Territory on the date of the notice of termination of this Agreement, upon the request of Roche, PEGA1 shall manufacture and supply such Product to Roche for a period that shall not exceed [####] from the effective date of the termination of this Agreement and Roche shall reimburse PEGA1 for this material at PEGA1’s fully burdened manufacturing cost. PEGA1 shall use Commercially Reasonable Efforts to transfer the manufacturing and supply processes and technologies to Roche or a Third Party defined by Roche as soon as possible after the effective date of termination at PEGA1 ‘s cost and provide Roche corresponding support until such processes and technologies have been fully established at Roche or at the Third Party defined by Roche.

19.11 Ancillary Agreements

Unless otherwise agreed by the Parties, the termination of this Agreement shall cause the automatic termination of all ancillary agreements related hereto.

19.12 Direct License

Irrespective of anything to the contrary in this Agreement, any existing, permitted sublicense granted to a Sublicensee shall, upon the written request of PEGA1 and Sublicensee within [####] following the effective date of termination, remain in full force and effect until [####]from the effective date of termination of this Agreement (“Transition Period”), provided that (i) such Sublicensee is not then in breach of its sublicense agreement, and in the case of termination by Roche for breach by PEGA1, that such Sublicensee did not cause the breach that gave rise to the termination by Roche. During such Transition Period, Roche shall cooperate with such Sublicensee to enter into a direct license agreement, whereby such Sublicensee agrees in writing to be bound to Roche under the same terms and conditions of this Agreement. Notwithstanding the foregoing, any sublicense granted by PEGA1 under Section 2.2 of this Agreement to its Affiliates shall terminate upon effective date of the termination of this Agreement.

19.13 Royalty and Payment Obligations

Termination of this Agreement by a Party, for any reason, shall not release PEGA1 from any obligation to pay royalties or make any other payments to Roche that are due and payable or accrued prior to the effective date of termination.

19.14 Survival

Article 16 (Indemnification), Article 18 (Obligation Not to Disclose Confidential Information), Article 19 (Term and Termination) and Sections 14.1 (Ownership of Inventions and Know-How), 14.2 (German Statute on Employee’s Inventions), 21.1 (Governing Law and Jurisdiction) shall survive any expiration or termination of this Agreement for any reason.

20. Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Roche to PEGA1 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless PEGA1 elects to terminate this Agreement, the Parties agree that PEGA1 as a PEGA1 or Sublicensees of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

21. Miscellaneous

21.1 Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) (“Governing Law”). The competent courts of Basel City shall have the exclusive jurisdiction.

21.2 Disputes

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be, by written notice (“Escalation Notice”) referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For PEGA1: CEO

For Roche: Head of Roche Pharma Partnering

21.3 Insurance

PEGA1 shall purchase and maintain throughout the Agreement Term insurance or indemnity protection that is co-equal with its indemnity obligations. This shall include, but not be limited to broad form commercial general liability insurance (including product liability). The limit of liability for such coverage shall be no less than US Dollars [####] per claim/occurrence in the aggregate. PEGA1 shall also maintain workers’ compensation insurance. PEGA1 shall provide Roche with written evidence of such insurances after the Effective Date and thereafter on yearly basis.

21.4 Assignment

PEGA1 may not assign its rights or obligations under this Agreement absent the prior written consent of Roche, except that each Party may assign this Agreement without such consent to any of its Affiliates or, however, subject to the terms and conditions of this Agreement, in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets of PEGA1, in which case PEGA1 in its sole discretion may assign its rights and obligations under this Agreement. Any permitted assignment shall be binding on the successors of PEGA1,

21.5 Debarment

PEGA1 represents and warrants that it has never been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. In the event PEGA1 receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, PEGA1 shall immediately notify Roche in writing and Roche shall have the right, but not the obligation, to terminate this Agreement, effective, at Roche’s option, immediately or at a specified future date, with the consequences set forth in Section 19.8.

21.6 Independent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, PEG A1 legal relationship to Roche under this Agreement shall be that of independent contractor.

21.7 Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

21.8 Waiver

The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

21.9 Appendices

All Appendices to this Agreement shall form an integral part to this Agreement.

21.10 Interpretation

Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Party or Third Party or person shall be construed to include the Party’s or Third Party’s or person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections or Appendices shall be construed to refer to Articles, Sections or Appendices of this Agreement, and references to this Agreement include all Appendices hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any Committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

21.11 Invoices

All invoices that are required or permitted hereunder shall be in writing and sent by Roche to PEGA1 at the following address or other address as PEGA1 may later provide:

PEGA-ONE SAS

For the attention of the CEO

1 Mail du Professeur Georges Malthe,

Villejuif Bio-Park,

94800 Villejuif

France

21.12 Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to PEGA1, to:	PEGA-ONE SAS

For the attention of the CEO

1 Mail du Professeur Georges Malthe,

Villejuif Bio-Park,

94800 Villejuif France

if to Roche, to:	F. Hoffmann-La Roche Ltd

Grenzacherstrasse 124

4070 Basel

Switzerland

Attn: Legal Department

Facsimile No.: [####]

and: Hoffmann-La Roche Inc.

150 Clove Road, Suite 8

Little Falls

New Jersey 07424, U.S.A.

Attn. Corporate Secretary

Facsimile No.: [####]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

21.13 Condition Precedent

This Agreement is subject to the closing of a Private Financing pursuant to the Series A First Tranche of the Series A Agreement (“Condition Precedent’’).

PEGA1 shall use Commercially Reasonable Efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary and appropriate to satisfy the Condition Precedent. No Party shall be entitled to refuse or delay the consummation of any of the transactions contemplated hereunder for any reason other than the non-satisfaction of any Condition Precedent. If (i) the Condition Precedent is not satisfied within [####] after the signature of this Agreement, and (ii) the [####] period is not extended by Roche, this Agreement is null and void ab initio. If the Agreement would become null and void ab initio, neither Party shall have any rights against the other in respect thereof, except with respect to the payment of the Upfront Payment pursuant to Section 10.1 which shall remain non-refundable, and provided that the confidentiality provisions in Section 18 be deemed to have been in effect throughout the aforementioned period and remain in force for [####] thereafter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

PEGA-ONE SAS

Name:	Name:
Title:	Title:

F. Hoffmann-La Roche Ltd

/s/ Vikas Kabra
Name: Vikas Kabra	Name: Barbara Schroeder
Title: Head of Transaction Execellence	Title: Legal Counsel

Hoffmann-La Roche Inc.

/s/ John Parise
Name: John P. Parise
Title: Authorized Signatory

Appendix 1.65

[####]

Appendix 1.66

[####]

Appendix 1.66

[####]

Appendix 1.67

[####]

Appendix 2.2

Lonza Agreement

RESTATED UMBRELLA RESEARCH AND

LICENSE AGREEMENT

BETWEEN

LONZA SALES AG

AND

F. HOFFMANN-LA ROCHE LTD, HOFFMANN-LA

ROCHE INC. AND GENENTECH, INC.

RESTATED UMBRELLA RESEARCH AND LICENSE AGREEMENT

This RESTATED UMBRELLA RESEARCH AND LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of November, 2013, (the “Effective Date”) by and between Lonza Sales AG, Münchensteioerstrasse 38, CH-4002 Basel, Switzerland (“Lonza”) and Genentech. Inc., a Delaware corporation having its principal place of business at 1 DNA Way, South San Francisco, California. USA 94080 (“Genentech”) and F. Hoffmann-La Roche Ltd, Grenzacherstrasse 124, CH4070 Basel Switzerland and Hoffmann-La Roche Inc. 340 Kingsland Street, Nutley New Jersey 07110, USA (“Roche”)

BACKGROUND

WHEREAS, Lonza owns or has rights in certain patents, patent applications and know-how covering certain vectors, cell lines and media useful in the manufacture of biopharmaceutical products, as described below;

WHEREAS, Lonza and Genentech entered into that certain license titled “License and Option Agreement” effective as of the 16th of December 2005, as amended the 30th of March 2007 (the “License and Option Agreement”);

WHEREAS, Lonza and Roche entered into that certain license titled “Umbrella Research and License Agreement” effective as of the 27th of October 2006, as amended (the “Umbrella Research and License Agreement”); and

WHEREAS, Lonza. Roche and Chugai have entered into the 1st Amendment to the Umbrella Research and License Agreement on April 24, 2009 to include Chugai as an Affiliate under the Umbrella Research and License Agreement;

Lonza. Roche and Genentech now wish to amend and restate certain terms of the Umbrella Research and License Agreement and the License and Option Agreement

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 “Affiliate” means, as to any person or entity, any other person or entity, which controls, is controlled by, or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity only if it owns or controls, directly or indirectly, (i) in the case of corporate entities at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors and. (ii) in the case of an entity that is not a corporation, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority, or such other relationship as. in fact, constitutes actual control. Notwithstanding the foregoing, unless expressly specified otherwise. for the purposes of this Agreement, Chugai Pharmaceutical Co., Ltd, 1-1 Nihonbashi-Muromachi 2-Chome, Chuo-ku Tokyo 103-8324, Japan, and all entities controlled by it (collectively, “Chugai”). shall not be considered an Affiliate of Licensee unless and until Licensee provides written notice to Lonza specifying Chugai as an Affiliate of Licensee and paying to Lonza the fee set forth in Section 4.1.2.

1.2 “Agreement” is defined in the Introduction.

1.3 “Back-up Formulation Product” is defined in Section 4.5.4.

1.4 “Back-up GS Product” is defined in Section 4.3.4

1.5 [Intentionally left blank].

1.6 “BLA” means a Biologies License Application and amendments thereto filed pursuant to (he requirements of the FDA, as defined in 21 CFR. § 600 et seq. for FDA approval of a Licensed Product and “sBLA” means a supplemental BLA.

1.7 “Combination” is defined in Section 1.45.

1.8 “Confidential Information” means all materials, Know How or other information, whether or not patentable, regarding a Party’s technology, products business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by use of an appropriate stamp or legend, prior to or at the time any such material, Know-How or other information is disclosed by the disclosing Party to the receiving Party. Notwithstanding the foregoing, materials, Know-How or other information that is orally, electronically or visually disclosed by a disclosing Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of the disclosing Party, if within thirty (30) days after such disclosure, the disclosing Party delivers to the receiving Party a written document or documents describing the materials, Know How or other information as confidential and referencing the place and date of such oral electronic, visual or written disclosure and the names of the persons to whom such disclosure was made. In addition to the foregoing Lonza Confidential Information shall only include that information of Lonza disclosed to Licensee in accordance with Section 3.1 or 3.2, or at Licensee’s written request and in accordance with Section 3.3.

1.9 “Control” or “Controlled’ means with respect to intellectual property assets, that a party has the right to grant a license or sublicense to such assets as provided herein without violating the terms of any written agreement with any Third Party.

1.10 “Covers” (including variations such as “Covered”, “Covering” and the like), means, with respect to a particular Patent and in reference to a particular compound or product (whether alone or in combination with one or more other ingredients) that the manufacture, use, sale, offer for sale or importation of such compound or product in a country is claimed by a Valid Claim of such Patent in that country

1.11 “Customer Cell Line” means any cell line developed by Licensee which (a) incorporates any GS Know-How, Customer Modifications or subject matter claimed in a Patent within the GS Patents, or (b) is derived by Licensee from a Host Cell Line.

1.12 “Customer Modifications” means CMV Expression Vector(s) and GS Expression Vector(s)

1.13 “Discontinued Formulation Product” is defined in Section 4.2.4.

1.14 “Discontinued GS Product” is defined in Section 4.2.4.

1.15 “Discontinued PFM Product” is defined in Section 4.3.5.

1.16 “Dispute” is defined in Section 11.1.

1.17 “Effective Date” is defined in the Introduction.

1.18 “EMA” means the European Medicines Agency and any successor agency.

1.19 “Exchange” is defined in Section 6.1.

1.20 “FDA” means the United States Food and Drug Administration and any successor agency.

1.21 “First Commercial Sale” means for each royalty bearing product, the first commercial sale in any country as part of a nationwide introduction by Licensee or its Sublicensees. Sales for test marketing, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.22 “Formulation Know-How” means that [####], as such Know-How existed as of September 1, 2006.

1.23 “Formulation Product” means any product (including without limitation any GS Product or PFM Product) researched, developed and/or commercialized by Licensee that contains a protein produced using the Formulation Know-How (including any modification by Licensee to the Formulation Know-How).

1.24 “GMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under the FD&C Act, 21 C.F.R. §§ 210, 211 and 600 et seq. and under the PHS Act, 21 C.F.R. §§ 600-610, as the same may be amended from time to time and with respect to the Licensed Product, the corresponding or similar laws, rules and regulations of (hose jurisdictions in which the Licensed Product is sold.

1.25 “GS Product” means any product researched, developed and/or commercialized by Licensee that contains a protein produced by Licensee’s use of GS System.

1.26 “GS System” means the following owned or Controlled by Lonza (or its Affiliates) us of the 16th of December 2005 or during the Term: the (a) GS Standard Vectors, (b) Host Cell Lines, (c) GS Know-How contained in (i) manuals of operating procedures for the GS Standard Vectors and the Host Ceil Lines, (ii) regulatory information on CD-ROM and (iii) vector nucleotide sequences, (d) GS Patents and (e) GS Updates, used either in combination or individually, as further described upon delivery by Lonza to Licensee of the materials specified in Section 3.1 and/or as disclosed in the GS Patents

1.26.1 “GS Know-How” means the Know-How owned or Controlled by Lonza (or its Affiliates) as of the 6th of December 2005 or during the Term, that relate to the GS System. GS Know How shall not include any Protein-Free Know-How

1.26.2 “GS Patents” means (a) those patents and patent applications listed on Exhibit 28 and any Patents corresponding thereto, owned or Controlled by Lonza (or its Affiliates), as of the 16th of December 2005 or during the Term, (b) any Patents owned or Controlled by Lonza (or its Affiliates), as of the 16th of December 2005 or during the Term, that relate to [####], and/or GS Updates, and (c) any Patents owned or Controlled by Lonza (or its Affiliates), as of the Effective Dale or during the Term, that are necessary or otherwise useful to make, have made, use sell, offer for sale, and/or import a GS Product GS Patents do not include any Protein-Free Patents.

1.26.3 “GS Standard Vectors” mean the following proprietary Lonza vectors [####] provided by Lonza to Licensee in accordance with Article 3.

1.26.4 “GS Updates” means any updates and information relating thereto (including without limitation modifications, derivatives or improvements) to the GS Standard Vectors Host Cell Lines and/or other Know How owned or Controlled by Lonza (or its Affiliates) that are generally made available by Lonza to its other licensees of the GS Know-How for no financial consideration

1.26.5 “Host Cell Lines” means Lonza s proprietary cell lines originating from Lonza’s GMP cell banks provided to Licensee by Lonza in accordance with Article 3, including, but not limited to Lonza’s proprietary [####] cell line.

1.27 “IFRS” shall mean International Financial Reporting Standards

1.28 “Indemnitee” is defined in Section 9.3.

1.29 “Indemnitor” is defined in Section 9.3

1.30 “Joint Inventions” is defined in Section 7.1.

1.31 “Know-How” means information or biological materials, including, without limitation, cells, cell lines, genes, gene fragments, gene sequences, probes, DNA, RNA, cDNA libraries, proteins, peptides, polypeptides, plasmids, vectors, expression systems, organisms, biological substances, and any constituents, progeny or replications thereof or therefrom, reagents, chemical compounds, inventions whether or not patentable, improvements, practices, formulae, trade secrets, techniques, methods, procedures, knowledge, skill, experience, results, test data (including, without limitation, pharmacological, toxicological and clinical test data), analytical and quality control data and any information regarding marketing, pricing, distribution, cost, sales or manufacturing Know-How shall not include any Patents.

1.32 “Liabilities” is defined in Section 9.1.

1.33 “Licensed Product” means a GS Product, a PFM Product or a Formulation Product.

1.34 “Licensee” means Roche, Genentech and/or its Affiliates (subject to Section 1.1)

1.35 “Licensee Indemnitee” is defined in Section 9.1.

1.36 “Lonza” is defined in the Introduction.

1.37 “Lonza Indemnitee” is defined in Section 9.2.

1.38 “Marketing Approval Application” or “MAA” means BLA, sBLA, NDA, sNDA and any equivalent thereof in the United States or any other country or jurisdiction in the Territory.

1.39 “Materials” is defined in Section 3.4.

1.40 “Model Vector [####]” means the double gene vector comprising the GS Standard Vectors [####]product gene, provided to Licensee by Lonza accordance with Article 3.

1.41 “Multi-Product Commercial License” is defined in Section 2.1.2.

1.42 “NDA” means a New Drug Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., for FDA approval of a Licensed Product and “sNDA” means a supplemental NDA.

1.43 [####]

(a)

(b) Licensed Products Sold in Combinations.

(i) In the event that a Licensed Product is sold in combination (in the same package, including as a co-formulation) with one or more other active ingredients that are not the subject of this Agreement (for purposes of this Section 1.45(c), a “Combination”), the gross amount invoiced for such Licensed Product shall be calculated by multiplying (he gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for such Licensed Product sold separately and “B” is the gross amount invoiced for such other active ingredient(s) sold separately.

(ii) In the event that such other active ingredient(s) are not sold separately (but such Licensed Product is), the gross amount invoiced for such Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/C, where “A” is the gross invoice amount for such Licensed Product, and “C” is the gross invoice amount for the Combination.

(iii) In the event that such Licensed Product is not sold separately, Net Sales for royalty calculations shall be determined by the Parties in good faith.

1.44 “Party” shall mean Licensee or Lonza and when used in the plural, shall mean Licensee and Lonza.

1.45 “Patent(s)” mean (a) a US and corresponding foreign patent application (including provisional application, division, refiling, continuation, continuation-in-part, reissue and reexamination thereof); and (b) any patent (including without limitation, any substitution, extension, reissue, renewal, reexamination, patent of addition, supplementary protection certificate and inventors’ certificate) that has issued or may issue in the future from any patent application described in Subsection (a)

1.46 “PFM Product” means any product (including without limitation any GS Products) researched, developed and/or commercialized by Licensee that contains a protein produced using the Formulation Know-How, the PFM System, the Protein-Free Know-How and/or Protein Free Patents, including without limitation PFM Know-How Products and PFM Patent Products, but excluding the use of any modification by Licensee to the Formulation Know-How.

1.46.1 “PFM Know-How Product” means any PFM Product, which is not a PFM Patent Product, but which was manufactured as a result of Licensee’s material use of Protein- Free KnowHow which Protein Free Know-How was Confidential information of Lonza prior to and in (he calendar year in which such PFM Know-How Product achieved a particular event set forth in Section 4.3.1.

1.46.2 “PFM Patent Product” means any PFM Product which the making, using, selling, offering for sale or importing would, but for the license from Lonza, infringe a Valid Claim of any Patents within the Protein-Free Patents Controlled by Lonza.

1.47 “PFM System” means the Protein-Free Feeds, Protein-Free Media, Protein Free Base Powders, Protein-Free Patents, Protein-Free Know-How, PFM Updates and the Supplements used either in combination oi individually, and the Tropolone Patent, as further described upon delivery by Lonza to Licensee of the materials specified in Article 3 and/or as disclosed in the Protein-Free Patents, as further described in Exhibit 1.49.

1.47.1 “Protein-Free Base Powders” means the powders set out in Exhibit 1.49.

1.47.2 “Protein-Free Feeds” means the concentrated nutrient solutions used in order to maintain the growth and productivity of mammalian cells, as more fully set out in Exhibit 1.49

1.47.3 “Protein-Free Know-How” means Know-How owned or Controlled by Lonza (or its Affiliates) as [####], that relate to the PFM System.

1.47.4 “Protein-Free Media” means the solutions of nutrients used in mammalian cell culture, as more fully set out in Exhibit 1.49.

1.47.5 “Protein-Free Patents” means (a) those patents and patent applications listed on Exhibit 1.49 and any Patents corresponding thereto, owned or Controlled by Lonza (or its Affiliates), as of the Effective Date or during the Term, and (b) any Patents owned or Controlled by Lonza (or its Affiliates), as of the Effective Date or during the Term, that directly relate io the Lonza Protein Free System and are generally made available by Lonza to its other licensees of the Lonza PFM Technology for no financial consideration.

1.47.6 “PFM Updates” means any updates (including without limitation modifications, derivatives or improvements) to the PFM System and/or other Know-How relating thereto owned or Controlled by Lonza (or its Affiliates) that are generally made available by Lonza to its other licensees of the Protein-Free Know-How for no financial consideration.

1.47.7 “Supplements” means the supplement solutions, as further described in Exhibit 1.49.

1.47.8 [####]

1.48 “Phase II Clinical Trial” means a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy of a Licensed Product in patients being studied as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States

1.49 “Phase III Clinical Trial” means human clinical trial(s), the principal purpose of which is to establish safety and efficacy in patients with (he disease being studied as required in 21 C.F.R §312.21(c) or sim lar clinical study in a country other than the United States. Phase III shall also include any other human clinical trial intended as a pivotal trial for regulatory approval purposes whether or not such trial is a traditional Phase III trial.

1.50 “Research License” is defined in Section 2.1.1.

1.51 [####].

1.52 “sBLA” is defined in Section 1.6.

1.53 “sNDA” is defined in Section 1.44.

1.54 “Sublicensee” means an entity to which Licensee has licensed rights pursuant to this Agreement

1.55 “Term” is defined in Section 10.1.

1.56 “Territory” means worldwide.

1.57 “Third Party” means any entity other than Lonza or Licensee or their respective Affiliates.

1.58 “Third Party Collaborator” means a Third Party that has entered into a written agreement with Licensee to conduct research. development, manufacture, and/or commercialization of a Licensed Product with, or on behalf of Licensee

1.59 “Third Party Contractor” means a Third Party that has entered into a written agreement with Licensee to conduct research, development and/or manufacturing of a product (including without limitation GS Products and/or PFM Products) on behalf of Licensee.

1.60 “Third Party Licensee” means a Third Party that has entered into a written agreement with Licensee, under which agreement Licensee out-licensed a Licensed Product to such Third Party, which out-license includes the right of such Third Party to conduct research, development, manufacture, and commercialization of such Licensed Product in one or more territories of the world.

1.61 “Third Party-Lonza Agreement” is defined in Section 2.5.

1.62 “Transfection Medium System” means the Transfection Base Powder, the Transfection Medium, Transfection Medium Patents and Transfection Medium Know-How used either in combination or individually, as more fully set out in Exhibit 1.64.

1.62.1 “Transfection Base Powder” means the powder referred to in Exhibit 1.64.

1.62.2 “Transfection Medium” means the solutions of nutrients used in mammalian cell culture.

1.62.3 “Transfection Medium Know-How” means any Know-How specifically relating to the Transfection Medium.

1.62.4 “Transfection Medium Patents” means any Patents owned or Controlled by Lonza (or its Affiliates), [####], that directly relate to the Lonza Transfection Medium System and are generally made available by Lonza to its other licensees.

1.63 “Valid Claim” means an issued and unexpired claim of a Patent that has not been canceled, withdrawn or rejected and has not lapsed or become abandoned or been declared invalid or unenforceable or been revoked by a court or agency of competent jurisdiction from which no appeal can be or has been taken

ARTICLE 2.

LICENSE

2.1	Licenses.

2.1.1 Research License Grant. Lanza hereby grants to Licensee a non-exclusive, royalty-free, worldwide right and license under the GS System, the PFM System and the Transfection Medium System (whether individually or in combination) to make, use, and import (but not to sell or offer for sale) products and processes solely for research and development purposes (including without limitation pre-clinical research and development of Licensed Products) (the “Research License”)

2.1.2 Multi-Product Commercial License Grant. Lonza hereby grants to Licensee a non-exclusive, sublicensable worldwide right aid license under the GS System, the PFM System and the Transfection Medium System (whether individually or in combination) to make, use, import, sell and offer for sale licensed Products (the “Multi-Product Commercial License”)

2.2	Sublicensing and Subcontracting.

2.2.1 Sublicenses. In accordance with this section 2.2, Licensee may grant sublicenses of its rights under its license in Section 2.1 to their respective

(a) Third Party Collaborators with respect to Licensed Products that are being researched manufactured, developed and/or commercialized by such Third Party Collaborator with, or on behalf of. Licensee; and

(b) Third Party Licensees with respect to Licensed Products that are being researched, manufactured, developed and commercialized by or on behalf of such Third Party Licensee.

Licensee shall remain responsible for the activities conducted by its Third Party Collaborators and Third Party Licensees under such sublicenses

2.2.2 Certain Terms. The grant of any such sublicence by Licensee shall be subject to the following:

(a) Licensee shall ensure such sublicensee’s use of the GS System, the PFM System and the Transfection Medium System is undertaken solely for the purpose of establishing a manufacturing process for Product, or producing Product, for Roche its Affiliates or the sublicensee’ and

(b) The sublicensee shall not, by virtue of this Agreement, be granted any right or licence, either express or implied, under any patent or proprietary right vested in Lonza or otherwise, to use the GS System, the PFM System and the Transfection Medium System other than for the purposes of establishing a manufacturing Process for Product or producing Product for Roche, its Affiliates or the sublicensee and Roche and/or its Affiliates agree to ensure that such sublicensee shall not assign, transfer, further sublicense or otherwise make over the benefit or the burden of the rights granted to it pursuant to this Agreement; and

(c) Any sublicence granted shall be expressly subject and subordinate to the terms of this Agreement, and it shall be Licensee’s responsibility to ensure the strict adherence by any sublicensee hereunder to the terms and conditions of this Agreement; and

(d) Licensee shall not disclose the Formulation Know-How in its entirely to sublicensees. On certain occasions, however, a sublicensee will require access to elements of the Formulation Know-How for specific purposes. By way of illustration, a sublicensee may require details of the actual components within the Formulation Know-How, but not the concentrations of those components, for the preparation of a regulatory Filing, or may require details of (he method of applying the Formulation Know-How, but not each individual element and/or their concentrations, for technical development purposes. In such individual cases as and when the need arises, and only upon the sublicensee’s written request specifically identifying the person or persons to whom such disclosure is to be made, Licensee shall be permitted to provide to such persons, and only to such persons, such elements of the Formulation Know-How as are required to meet the particular need identified in the request.

(e) After the grant of any sublicense pursuant to this Section 2 Licensee shall inform Lonza of the grant of such sublicence, including details of any occasion where an element of the Formulation Know-How has been disclosed to a sublicensee.

2.2.3 Subcontracting. Subject to Sections 2.4 and 3.4, the rights granted under Section 2.1 shall include the right to have such activities conducted by Third Party Contractors on behalf of Licensee, its Affiliates and their respective Third Party Collaborators and Third Party Licensees. Licensee shall remain responsible for the activities conducted by all Third Party Contractors under such subcontracts

2.2.4 Survival of Sublicenses. In the event of termination of this Agreement, with respect to those sublicenses granted by Licensee to its Third Party Collaborators and/or Third Party Licensees under the GS System, the PFM System and/or the Transfection Medium System pursuant to Section 2.1, such sublicenses shall survive; provided, (a) such sublicense is consistent with the terms of this Agreement, and (b) the respective Sublicensee is not in material breach of such sublicense on the effective date of termination of this Agreement Within [####]of such termination, Licensee and Lonza shall agree as to whether (i) Licensee shall continue to be responsible for each such sublicense, or (ii) such sublicense shall be novated to Lonza after an agreed dale.

2.3 Model Vector [####].

2.3.1 Grant. Lonza hereby grants io Licensee a non-exclusive. royalty-free, worldwide right and license under its rights in the Model Vector [####] to use the Model Vector [####] in connection with Licensee’s exercise of the Research License, but for the sole purpose of enabling Licensee to compare transfection efficiencies and expression levels achieved using the Model Vector [####] with transfection efficiencies and expression levels achieved using Licensee’s genes and vectors of interest.

2.3.2 Sublicenses. Licensee is specifically prohibited from granting a sublicense of its rights under its license in Section 2.3.1 to Third Parties.

2.4 Certain Terms. For purposes of clarity, the rights granted under this Article 2 do not include the right to individually transfer the GS System (e.g., GS Standard Vectors, Host Cell Lines and/or any GS Updates), Customer Modifications and Formulation Know-Flow (except as provided in Section 3.4.2(c)) to a Sublicensee or a Third Party Contractor. Notwithstanding the foregoing. Customer Cell Line (including without limitation Customer Cell Lines encompassing one or more of GS Standard Vectors, Customer Modifications and/or Host Cell Lines) may be transferred to Sublicensees and Third Party Contractors under this Article 2.

2.5 Third Party Licenses to the GS System, PFM System, Transfection Medium System and/or Model Vector [####]. With respect to any product acquired by Licensee from a Third Party (whether by in-license, purchase, or other form of acquisition), to the extent such product was researched, developed or commercialized by such Third Party under a license from Lonza io the GS System, PFM System. Transfection Medium System and/or Model Vector [####] (a “Third Party-Lonza Agreement”), such product shall be governed by the terms of such Third Party-Lonza Agreement in relation to its financial terms, but shall otherwise be governed by the terms of this Agreement. For clarity, as used in the preceding sentence, financial terms means those amounts specified as being due upon the achievement of a milestone and/or sale of a product, including any milestone or royalty term applicable thereto; all other financial terms pertaining thereto (including those set forth in Section 1.45, 1.53 and Sections 4.7.6 through 4.7.11 of this Agreement) shall be governed by the terms of this Agreement. Notwithstanding the foregoing, relation to the products known as [####], the development, manufacture and sale of such products by Licensee (but not by [####], as the case may be), shall be governed by the terms of this Agreement.

For the avoidance of doubt, if Licensee acquired from a Third Party (a) worldwide rights to develop and commercialize such product, the terms of this Agreement (and not the Third Party- Lonza Agreement) shall apply worldwide with respect to such product; (b) rights to a specific territory to develop and commercialize such product, but such rights also include worldwide rights to manufacture such product, the terms of (his Agreement (and not the Third Party-Lonza Agreement) shall apply worldwide with respect to such product, and (c) rights to a specific territory only, the terms of this Agreement (and not the Third Party-Lonza Agreement) shall apply only to such territory with respect to such product. In addition, in no event shall Lonza be entitled to simultaneously collect a payment for a particular product achieving a particular activity under a Third Party-Lonza Agreement for which Lonza is er t tied to collect a payment for the same product achieving the same activity under this Agreement. Finally, to the extent there is a conflict between the terms of this Agreement and such Third Party-Lonza Agreement with respect to a product and territory the terms of this Agreement shall prevail

ARTICLE 3.

TECHNOLOGY TRANSFER

3.1 Technology Transfer. It is understood and agreed by the Parties, that Lonza transferred the GS System, PFM System, Transfection Medium System and Model Vector [####] either to Genentech under the License and Option Agreement, or to Roche under the Umbrella Research and License Agreement, prior to the Effective Date. Subject to Article 5, it is further understood and agreed that such GS System, PFM System, Transfection Medium System and Model Vector [####] shall be deemed Confidential Information of Lonza as of the effective date of such transfer.

3.2 Additional Technology Transfers (Updates). Following the initial transfer, Lonza shall provide written notice to Licensee if and when any GS Update or PFM Update becomes available. At Licensee’s written request, Lonza shall provide, at Lonza’s expense, copies of such GS Update or PFM Update, as specified in such written request, to Licensee.

3.3 Form and Control of Transfers. All transfers by Lonza to Licensee hereunder shall be made in a format proposed by Lonza and reasonably acceptable to Licensee and only to those persons designated in writing by Licensee as authorized to receive such material’s. As of the Effective Date, such authorized persons are:

(a) for Genentech [####],

(b) for Roche: [####]

3.4 Licensee Rights of Use. With respect to the GS System, PFM System and Transfection Medium System provided by Lonza to Licensee in accordance with this Article 3 (collectively, the “Materials”), and always subject to Section 2.2 above, the following shall apply:

3.4.1 GS System.

(a) it is understood and agreed that Licensee shall have the right to make and lest modifications to the GS Standard Vectors, Host Cell Lines and GS Updates thereto, including but not limited to, changing promoters and/or enhancers, using different iniron sequences and/or modifying untranslated regions of the vectors;

(b) GS Standard Vectors, Customer Modifications and the Host Cell Lines may not be individually transferred to Third Parties;

(c) Under the Research License, Customer Cell Lines may be transferred to (i) Sublicensees solely to manufacture, use and import products and processes that are being researched or developed (including without limitation pre-clinical research and development of Licensed Products) by Licensee (including research or development by a Third Party Collaborator with, or on behalf of Licensee); and (ii) Third Party Contractors solely to conduct research, development or manufacture (for research or development) of such products and processes (including without limitation pre-clinical research, development and manufacture of such GS Products) on behalf of Licensee or a Third Party Collaborator,

(d) Under the Multi-Product Commercial License, Customer Cell Lines may be transferred to (i) Third Party Collaborators with respect to Licensed Products that are being researched, developed and/or commercialized by such Third Party Collaborator with, or on behalf of, Licensee; and (ii) Third Party Licensees with respect to Licensed Products that are being researched, developed and commercialized by such Third Party Licensee; and (iii) Third Party Contractors solely to conduct research, development and/or manufacture with respect to a Licensed Product on behalf of Licensee, a Third Party Collaborator or a Third Party Licensee;

3.4.2 PFM System.

(a) Under the Research License, the PFM System may be transferred io Third Party Contractors solely to conduct research, development and manufacture of products and processes (including without limitation pre-clinical research, development and manufacture (for research or development) of PFM Products) on behalf of Licensee, its Affiliate or their respective Third Party Collaborator or Third Party Licensee; and.

(b) Under the Multi-Product Commercial License, the PFM System may be transferred to (i) Third Party Collaborators with respect to PFM Products that are being researched, developed and/or commercialized by such Third Party Collaborator with, or on behalf of, Licensee; (ii) Third Party Licensees with respect to PFM Products that are being researched, developed and/or commercialized by such Third Party Licensee; and (iii) Third Party Contractors solely to conduct research, development and/or manufacture with respect to a PFM Product on behalf of Licensee, its Affiliate or their respective Third Party Collaborator or Third Party Licensee

(c) Notwithstanding Section 3.4.2(a) and (b), Licensee, shall not disclose the Formulation Know-How (as part of the PFM System) in ns entirety io Sublicensees. On certain occasions, however, a Sublicense will require access to elements of the Formulation Know-How for specific purposes by way of illustration a Sublicensee may require details of the actual components within the Formulation Know-How, but not the concentrations of those components, for the preparation of a regulatory filing, or may require details of the method of applying the Formulation Know How, but not each individual element and/or their concentrations, for technical development purposes In such individual cases as and when the need arises, and only upon the Sublicensee’s written request specifically identifying the person or persons to whom such disclosure is to be made, Licensee shall have the right to provide such persons, and only to such persons, such elements of the Formulation Know-How as are required to meet the particular need identified hi such request

(d) For the avoidance of doubt, the license gram in use the Formulation Know-How (as part of the PFM System) shall not prevent Licensee from conducting us own research and development into media and feeds generally. In addition, since the Formulation Know-How relates to the overall composition of the Protein-Free Feeds and Protein-Free Media rather that the identification of individual ingredients Licensee are not prevented from using certain ingredients, simply because those ingredients are contained in .my list of ingredients contained with n (he Formulation Know-How Licensee has no obligation to disclose their own proprietary feeds or components thereof to Lonza Licensee shall provide details of any occasion where an element of the Formulation Know-How has been disclosed to a Sublicensee

3.4.3 Transfection Medium System.

(a) Under the Research License the Transfection Medium System may be transferred to (i) Sublicensees solely to manufacture, use and import products and processes that are being researched or developed (including without limitation pre-clinical research and development of Licensed Products) by Licensee (including research or development by a Third Party Collaborator with, or on behalf of, Licensee), and (ii) Third Party Contractors solely to conduct research, development or manufacture (for research or development) of such products and processes (including without limitation pre-clinical research, development and manufacture of such Licensed Products) on behalf of Licensee or a Third Party Collaborator; and

(b) Under the Multi-Product Commercial License, the Transfection Medium System may be transferred to (i) Third Party Collaborators with respect to Licensed Products that are being researched, developed and/or commercialized by such Third Party Collaborator with, or on behalf of, Licensee; (ii) Third Party Licensees with respect to Licensed Products that are being researched, developed and/or commercialized by such Third Party Licensee; and (iii) Third Party Contractors solely to conduct research, development and/or manufacture with respect to a Licensed Product on behalf of Licensee, its Affiliate or their respective Third Party Collaborator or Third Party Licensee.

3.5 Lonza Retained Rights. Subject to the foregoing, all such Materials delivered by Lonza to Licensee under this Agreement (a) shall remain the sole property of Lonza; (b) shall be used by Licensee only in accordance with the terms and conditions of this Agreement; (c) shall not be used or delivered by Licensee to or for the benefit of any Third Party except as expressly provided for herein, and (d) shall be used by Licensee in compliance with all applicable laws, rules and regulations

3.6 Reports to Lonza. Commencing upon the Effective Date [####], Licensee shall provide Lonza, [####], an annual written report summarizing any Customer (Modifications conceived and reduced to practice by Licensee in the preceding year during the Agreement, which Licensee determines using its reasonable diligence and judgment, (a) materially incorporates any GS Know-How (which GS Know-How was Confidential Information of Loma at the time of such reduction to practice) and/or (b) are claimed in or infringe a Valid Claim of a Patent within the GS Patents. To the extent no such Customer Modifications are made during a particular calendar year, Licensee shall have no obligation to provide a report to Lonza thereto. Any such reports shall be sent to the attention of the Head of Licensing (as of the Effective Date, [####]) at Lonza.

3.7 Lonza Access to Customer Modifications. At Lonza’s written request at any time during the Term, Lonza shall have the right to discuss in good faith with Licensee the terms under which Licensee may grant Lonza the right to obtain access to such Customer Modifications disclosed to Lonza under Section 3.6.

ARTICLE 4.

CONSIDERATION

4.1 [####].

4.2 Initial License Fee. In consideration of the rights granted by Lonza to Licensee under Article 2 and (he technology transferred by Lonza to Licensee under Article 3, Licensee shall pay to Lonza [####]Licensee shall pay Lonza the respective accrued and payable event payment within thirty (30) days of receipt of an invoice from Lonza with respect thereto.

4.3 GS Products Event Payments under the Multi-Product Commercial License.

4.3.1 Event Payments. Subject to Sections 4.3.2 through 4.3.5, Licensee shall pay to Lonza with respect to each GS Product the following one tune amounts following the first achievement of the following events for such GS Product.

Event	Payment

[####]	[####]

[####]	[####]

[####]	[####]

[####]	[####]

[####]	[####]

4.3.2 GS Products Subject To Event Payments. It is understood and agreed that, unless otherwise stated only the following GS Products shall be subject to the event payments under Section 4.3.1:

(a) [####] or

(b) [####].

4.3.3 Multiple GS Products; Multiple Indications for a GS Product. It is understood and agreed that the payments under Section 4.3.1 shall be due separately for each event bearing GS Product to meet each such specific event; accordingly, if a second or subsequent event bearing GS Product is developed, a further full sec of event payments will become due and payable at the time(s) set forth in Section 4.3.1 for such second or subsequent event bearing GS Product to meet each such specific event. It is also understood, however, that once a particular event payment under Section 4.3.1 has been paid with respect io a particular GS Product, that event payment will not be due again with respect to the same GS Product achieving the same event. [####]

4.3.4 Credit for Discontinued GS Products. If Licensee (or its designee) ceases clinical development of a particular GS Product prior to the first approval of an MAA for such GS Product (the “Discontinued GS Product”) after having made the payments due under Section 4.3.1(a) above [####]. As used herein, “Back-up GS Product” means a GS Product that binds (o the same target and has or produces a therapeutic effect similar to such Discontinued GS Product.

4.3.5 Notice of Achievement; Timing of Payments. With respect to each event referred to in Section 4.3.1, Licensee (or its Sublicensee) shall promptly inform Lonza following (he achievement of such event. Licensee shall pay Lonza the respective accrued and payable event payment within thirty (30) days of receipt of an invoice from Lonza with respect thereto.

4.4 PFM Product Events Payments under the Multi-Product Commercial License.

4.4.1 Event Payments. Subject to Sections 4.4.2 through 4.4.6, Licensee shall pay to Lonza the following [####]:

Event	Payment

[####]	[####]

[####]	[####]

[####]	[####]

[####]	[####]

[####]	[####]

4.4.2 PFM Products Subject To Event Payments. It is understood and agreed that only [####]. Notwithstanding the foregoing, to the extent such PFM Product is a Formulation Product for which payments were made under Section 4.5, such PFM Product shall not be subject to an event payment under Section 4.4.1.

In addition, only those quantities of an event bearing PFM Product (i.e., the PFM Patent Product or PFM Know-How Product) forecasted to be manufactured within the first calendar year following such First Commercial Sale shall be used for determining how much of such PFM Product Lonza was contractually obligated to manufacture at the time of such First Commercial Sale Licensee shall provide written notice to Lonza no later than the First Commercial Sale of each such milestone bearing PFM Product.

4.4.3 PFM Products vs. GS Products. For the avoidance of doubt it is understood and agreed that to the extent a PFM Product is also a GS Product, such product may be subject to the event payments set forth in Sections 4.2 and 4.3 and this Section 4.4 and the royalty payments set forth in Section 4.7.

4.4.4 Notice of Achievement; Timing of Payments. With respect to each event referred to in Section 4.4.1, Licensee (or its Sublicensee) shall promptly inform Lonza following the achievement of such event. Licensee shall pay Lonza the respective accrued and payable event payment [####]with respect thereto.

4.5 Formulation Products Event Payments under the Multi-Product Commercial License.

4.5.1 Event Payments. Subject to Sections 4.5.2 through 4.5.5, Licensee shall pay to Lonza the following [####].

Clinical Event	Payment for 1st Formulation Product

[####]	[####]

[####]	[####]

[####]	[####]

[####]	[####]

[####]	[####]

4.5.2 Formulation Products Subject To Event Payments. Subject to Section 4.5.4, it is understood and agreed that since different quantitative compositions of the Formulation Know-How can be used (a) only the first two (2) Formulation Products made using the same quantitative composition of the Formulation Know-How shall be subject to an event payment under Section 4.5.1, and (b) any subsequent Formulation Product made using the same particular quantitative composition of the Formulation Know-How shall not be subject to an event payment under Section 4.5.1. [####]

4.5.3 Multiple Indications for a Formulation Product. It is understood and agreed that once a particular event payment under this Section 4.5.1 has been paid with respect to a particular Formulation Product, that event payment will not be due again with respect to the same Formulation Product achieving the some event. [####].

4.5.4 Credit for Discontinued Formulation Products. If Licensee (or its designee) ceases clinical development of a particular Formulation Product (the “Discontinued Formulation Product”) after having made the payments due under Section 4.5.1 above, then there shall be no payment due upon the accomplishment of that same event with respect to any Back-up Formulation Product to achieve such event As used herein. “Back-up Formulation Product” means a Formulation Product that binds to the same target and has or produces a therapeutic effect similar to such Discontinued Formulation Product

4.5.5 Notice of Achievement; Timing of Payments. With respect to each event referred to in Section 4.5.1, Licensee (or us Sublicensee) shall promptly inform Lonza following the achievement of such event. Licensee shall pay Lonza the respective accrued and payable event payment [####]with respect thereto.

4.6 Event Payment Terms. Roche’s obligation to make event payments for Licensed Products under Section 4.2, 4.3, 4.4 and 4.5 shall expire [####]. Upon expiration of its payment obligation hereunder with respect to a Licensed Product in a country, the licenses in Article 2 shall be fully paid-up in respect of that Licensed Product in that country with respect to such milestone payments

4.7 Royalties.

4.7.1 [####]Royalties on . Subject to Section 4.7.4 through 4.7.7, [####], Licensee will [####]

(a) [####]is Covered by a Valid Claim of any Patents within the GS Patents Controlled by Lonza

[####],

[####].

(b) If the [####]:

(i) [####], or

(ii) [####].

Licensee shall [####]in which such sale will be made,

For clarity, in the case of a GS Product for which a Valid Claim expires [####], and if Licensee has [####].

4.7.2 Royalties on [####]. With respect to [####].

4.7.3 Royalties on [####]. Subject to Section 4.7.5 through 4.7.7, on a [####]

4.7.4 Single Royalty. With respect to [####].

4.7.5 Royalty Term.

(a) [####]. The royalty obligations set forth in Section 4.7.1 above will [####],

(b) [####]. The royalty obligations set forth in Section 4.7.3 above will [####].

4.7.6 Rights Following Expiration of Royalty Term [####]. Upon expiration of its payment obligation hereunder [####].

4.7.7 Timing of Royalty Payment; Payments; Reports.

(a) For clarity, for purposes of determining when a sale of a Licensed Product occurs, the sale shall be deemed to occur on the date of the invoice issued by Licensee (or its Sublicensee, as applicable) to the purchaser of the Licensed Product

(b) To the extent Licensee has elected [####] in which the sale was made.

(c) To the extent Licensee has elected [####]. Concurrent with such payment, Licensee shall provide Lonza with a report setting forth

(i) [####];

(ii) [####].

(iii) the exchange rate used to convert [####]from [####]to British Pounds; and

(iv) the [####].

If Licensee is reporting Net Sales for more than one Licensed Product, the foregoing information shall be reported on a Licensed Product-by-Licensed Product basis.

4.8 Payment Method. All payments hereunder shall be made in British Pounds by bank wire transfer in immediately available funds to the account designated below or such account as Lonza shall designate before such payment is due. If Licensee is required to withhold and remit any tax to the tax authorities in any regard to any amount payable to the Lonza, such amount shall be withheld and paid to such tax authority. And in case the withholding tax is not deducted from the payment to Lonza and if no further payments are due by Licensee, Lonza shall promptly reimburse the withholding taxes to Licensee. In such event. Licensee shall notify Lonza and promptly furnish Lonza with copies of any documentation evidencing such withholding.

Lonza’s Designated Bank:

Name.	UBS AG
Address:	CH-8098 Zurich

BIC (SWIFT):	[####]
IBAN:	[####]

4.9 Currency Conversion. For sales of any royalty [####], Net Sales shall first be determined in the [####]in British Pounds. As of the Effective Date, such currency conversion shall be based on year to date average rate as reported by Reuters. If at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to any country where the Licensed Product is sold, payment shall be made through such lawful means or methods as Licensee reasonably determines to a local bank as designated by Lonza.

4.10 Taxes. Lonza shall pay all sales, turnover, income, revenue, value added, and other taxes levied on any payments accruing or made to Lonza under this Agreement, if provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Lonza, then Licensee shall promptly pay such tax, levy or charge for and on behalf of Lonza to the proper governmental authority, and shall promptly furnish Lonza with receipt of payment. Licensee shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due to Lonza or be promptly reimbursed by Lonza if no further payments are due to Lonza. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from lime to lime in force and in minimizing the amount required to be so withheld or deducted.

4.11 Records; Inspection. Licensee agrees to keep, [####], records of all sales of royalty bearing Licensed Products in sufficient detail, including reports received from its Sublicensees hereunder, to permit Lonza to confirm the accuracy of Licensee’s royally calculations. Once a year, at the request and expense of Lonza, upon at least [####]prior written notice, and during business hours and at such time as is reasonably acceptable io Licensee. Licensee shall permit a nationally recognized, independent, certified public accountant appointed by Lonza and acceptable to Licensee, to examine these records solely to the extent necessary to verify such calculations, provided that such accountant has entered into a confidentiality agreement with Licensee substantially similar to (he confidentiality provisions typically entered into with its own accountants, limiting the use and disclosure of such information to purposes germane hereto. Audits shall be limited to results of the same subject matter in the [####]prior to such notification that have not been previously audited by Lonza. Results of any such examination shall be made available first to Licensee, and, following redaction of any proprietary information of Licensee not germane to the calculation of royalties hereunder, then to Lonza. If such examination reveals an underpayment of royalties [####]. Licensee shall pay all costs of such examination. In the event such accountant concludes that additional royalties were owed, Licensee shall [####] to have such conclusions reviewed by its own accountants, and if they concur, the additional royalties shall be paid within [####]of the date of such concurrence, in this event that Licensee’s accountants do not concur with the conclusions of the accountants retained by Lonza, the Parties agree to negotiate in good faith to resolve such disagreement as soon as reasonable. In the event that there was an overpayment by Licensee hereunder, Lonza shall promptly (but in no event later than [####]after Lonza’s receipt of the independent auditor’s report so correctly concluding) refund to Licensee the excess amount.

ARTICLE 5.

CONFIDENTIALITY

5.1 Confidentiality Obligations. During the Term, and [####], the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as expressly permitted under this Agreement any Confidential Information of the disclosing Party, except on a need-to know basis to the receiving Party’s directors, officers, employees, agents, consultants, subcontractors, attorneys and accountants, and in addition, with respect to Licensee to its collaborators, licensees and others on a need to know basis, in each case, to the extent such disclosure is reasonably necessary in connection with the receiving Party’s activities or exercise of rights under this Agreement. To the extent that disclosure to any person other than a regulatory authority or other governmental body or entity is authorized by this Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose or use the Confidential Information of the disclosing Party, which agreement shall contain obligations of confidentiality and non-use no less restrictive than those set forth in this Article 5. The receiving Party shall notify the disclosing Party promptly upon discovery of any unauthorized use or disclosure of the disclosing Party’s Confidential Information.

5.2 Exclusions. Notwithstanding anything set forth in this Article 5 to the contrary, the obligations of Section 5.1 shall not apply to the extent that the Confidential Information of the other Party (as determined by competent documentation)

(a) was known or used by the receiving Party prior to its date of receipt by the receiving Party or

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by independent sources rightfully in possession of such information, or

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Sublicensees; or

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential information.

5.3 Authorized Disclosure. The confidentiality obligations under this Article 5 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such Party shall (to the extent permitted by law) provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party a reasonable opportunity to object to any such disclosure or to request confidential treatment thereof.

5.4 Terms of Agreement. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties.

5.5 No License. As between the Parties, Confidential Information disclosed hereunder shall remain Che property of the disclosing Party. Disclosure of Confidential Information to the other Party shall not constitute any grant, option or license to the other Party, beyond those licenses and options expressly granted under Article 2, under any patent, trade secret or other rights now or hereinafter held by the disclosing Party.

ARTICLE 6.

PUBLICITY AND PUBLICATIONS

6.1 Publicity. If a Party desires to issue a press release or other public statement or announcement concerning this Agreement, the subject matter hereof, or the research, development or commercial results of the products hereunder, it must first obtain the other Party’s written approval of the proposed release or announcement; provided that such approval shall not be unreasonably withheld if required pursuant to the disclosure requirements of the Securities and Exchange Commission (“SEC”) or the national securities exchange or other stock market on which such Party’s securities are traded (“Exchange”). All press releases and other publicity will conform to the publicity strategy and policy developed by the Parties Without limiting the generality of the foregoing, each Party agrees that the other Party will have no less than [####] review and provide comment regarding any such proposed press release or publicity, unless a shorter review time is agreed to by both Parties or required by law or rules, of such an Exchange. In the event that one Party reasonably concludes that a given disclosure is required by law and the other Party would prefer not to make such disclosure, then the Party seeking such disclosure shall either (i) limit said disclosure to address the concerns of the other Party, or (ii) provide a written opinion from counsel staling that such disclosure is required by law. With respect to complying with the disclosure requirements of the SEC in connection with any required SEC filing of this Agreement, the filing Party shall seek confidential treatment of portions of this Agreement from the SEC and shall provide the other Party with the opportunity, for least fifteen (15) days, to review any such proposed filing Each Party agrees that it will obtain its own legal advice with regard to its compliance with securities laws and regulations, and will not rely on any statements made by the other Party relating to such securities laws and regulations.

6.2 Publication. Notwithstanding Section 6.1, both Parties recognize that the publication or disclosure of papers, presentations, abstracts or any other written or oral presentations regarding results of and other information regarding research and development activities conducted using the GS System. PFM System and for Transfection Medium System may be beneficial to both Parties, provided that such publications or presentations are subject to reasonable controls to protect Confidential Information and the patentability of inventions. Accordingly, the following shall apply with respect to papers and presentations proposed for disclosure by either Party.

(a) with respect to any paper or presentation proposed for disclosure by Licensee which utilizes information generated from the use of the GS System. PFM System and/or Transfection Medium System (including without limitation any Customer Cell Lines, Customer Modifications, GS Products or PFM Products), so long as such paper or presentation does not include any Confidential Information of Lonza. Licensee shall be free to make, publish and disclose such papers and presentations at its discretion so long as Licensee provides written notice to Lonza of such publication at least [####]prior to the date of such proposed publication,

(b) with respect to any paper or presentation proposed for disclosure by Lonza which utilizes information generated by Lonza from the use of the GS System, PFM System and/or Transfection Medium System, so long as such paper or presentation does not include any Confidential Information of Licensee (including without limitation any Customer Cell Lines, Customer Modifications, GS Products or PFM Products). Lonza shall be free to make, publish and disclose such papers and presentations at its discretion;

(c) with respect to all other publications utilizing information generated from the use of the GS System, PFM System and/or Transfection Medium System, including without limitation any publications containing Confidential information of the ocher Party, each Party shall have the right to review and approve any such paper or presentation proposed for disclosure by the other Party Before any such paper or presentation is disclosed, the Party proposing disclosure shall deliver a complete copy to the other Party at least [####]prior to submitting the paper to a publisher or making the presentation to a Third Party. The other Party shall review any such paper or presentation and shall inform the submitting Party with in [####] of its receipt of such paper or presentation if the proposed disclosure contains any Confidential Information of the other Party or any patentable subject matter. The submitting Party shall comply with any request to delete references to Confidential Information of the other Party in any such paper or presentation, and, if so requested by the other Party, shall delay such proposed disclosure for a period of [####]or such longer period of lime as is reasonable to permit the timely preparation of a patent application by the other Party.

ARTICLE 7.

INTELLECTUAL PROPERTY

7.1 Ownership of Inventions and Know-How. Ownership of all inventions and Know-How conceived or made in the course of activities performed under this Agreement shall be determined in accordance with the laws of inventorship of the United States. Subject to the foregoing, and the licenses granted to Licensee in Article 2, such inventions and Know-How that are conceived or made (i) solely by employees of a Party shall, as between the Parties, be solely owned by such Party, and (ii) jointly by employees of Licensee and employees of Lonza will be owned jointly by Licensee and Lonza (“Joint Inventions”).

7.2 Disclosure. Each Party shall promptly disclose to the other any invention disclosure submitted in the normal course of business which disclose a Joint Invention [####]after the Party determines that a Joint Invention has been made.

7.3 Prosecution of Joint Inventions. In the event of a Joint Invention, the Parties shall discuss and agree upon which Party shall be responsible for the preparation, filing, prosecution and maintenance of any Patent covering such Joint Invention,

7.4 Ownership of Licensee Improvements; Licensee grant to Lonza.

7.4.1 Licensee shall own the Licensee Improvements. However, Licensee may only use the Licensee Improvements for the purposes of its own and its Affiliates’ internal research and in connection with the development, commercialisation and manufacture of Licensed Products. Licensee or its Affiliates may not licence the Licensee Improvements lo any third party, except to the extent necessary in connection with the out-licensing of a Licensed Product to a third party. Licensee hereby grants to Lonza a non-exclusive, royalty-free, worldwide right and license (including the right lo sublicense) under the Licensee Improvements (whether patented or unpatented) in the development, manufacture and sale of products.

7.4.2 As used herein, “Licensee Improvements” means any improvement, enhancement, invention or other modification (other than Customer Modifications) made by Licensee to any dement of the GS System, PFM System or {he Formulation Know How, that materially incorporates GS Know-How, Protein-Free Know-How or infringes a Valid Claim of a GS Patent or PFM Patent, and which were made and filed for patent protection (if applicable) by Licensee on or prior to the earlier of the (i) last to expire Valid Claim of a Patent within the GS Patents or PFM Patent (as applicable) or (ii) [####]. For the avoidance of doubt, Licensee must always obtain the prior written consent of Lonza should Licensee wish to include any Lonza Confidential Information within a patent application.

7.4.3 For the avoidance of doubt, any improvement, enhancement, invention or other modification made by Licensee to any clement of the GS System, PFM System or the Formulation Know-How after expiration of Licensee’s applicable royalty obligation under Section 4.7 shall not be considered a Licensee Improvement.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES

8.1 Lonza Warranty.

8.1.1 As of the Effective Date, Lonza represents and warrants that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of Switzerland; (b) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by Lonza in connection with this Agreement have been obtained; (c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Lonza; and (d) this Agreement is a legal and valid obligation binding upon Lonza and enforceable in accordance with its terms.

8.1.2 Lonza also represents and warrants that; (a) it is the sole and exclusive owner or exclusive licensee of all right, title and interest in the GS System, PFM System and/or Transfection Medium System existing prior to and/or as of the Effective Date; (b) it has the right to grant the rights and licenses granted herein; (c) the GS System. PFM System and/or Transfection Medium System are free and clear of any lien or security interest; (d) as of the Effective Date, the GS Updates and PFM Updates are generally made available by Lonza to its licensees of the GS System, PPM System and/or Transfection Medium System, as applicable, for no financial consideration, (c) it has not previously granted any right, license or interest in or to the GS System, PFM System and/or Transfection Medium System, or any portion thereof, inconsistent with the rights and licenses granted to Licensee herein; (f) to its knowledge (without duty of inquiry) as of the Effective Date it has not received notice of any threatened or pending actions, lawsuits, claims or arbitration proceedings in any way relating to the GS System, PFM System and/or Transfection Medium System, and (g) to its knowledge (without duty of inquiry) as of the Effective Date, no Third Party Patents would be infringed by the practice of the rights granted under Article 2, including without limitation the manufacture, use, sale, offer for sale or import of (i) any product or process claimed or described in the Patents within the GS Patents and/or Protein-Free Patents, or (ii) any Licensed Product

8.2 Licensee Warranty. As of the Effective Date Licensee represents and warrants that; (a) it is a corporation duly organized, validly existing and in good standing under the laws of Switzerland, (b) all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by Licensee in connection with this Agreement have been obtained; (c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensee, and (d) this Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms

8.3 Effect of Representations and Warranties. It is understood that if the representations and warranties made by a Party under this Article 8 are not true and accurate and the other Party incurs damages, liabilities, costs or other expenses as a result, the Party making such representations and warranties shall indemnify and hold the other Party harmless from and against any such damages liabilities, costs or other expenses incurred as a result, in accordance with the terms of Article 9 below.

ARTICLE 9.

INDEMNIFICATION

9.1 Indemnification by Lonza. Subject to Sections 9.3 and 12.8, Lonza shall defend, indemnify and hold harmless each of Licensee and its directors, officers, and employees of Licensee and the successors and assigns of any of the foregoing (each a “Licensee Indemnitee”) from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (a) the activities performed by or on behalf of Lonza under Article 3, (b) breach of the representations and warranties under Section 8.1, or (c) Lonza gross negligence or willful misconduct, except, in each case, to the extent caused by the gross negligence or willful misconduct of Licensee

9.2 Indemnification by Licensee. Subject to Sections 9.3 and 12.8, Licensee shall defend, indemnify and hold harmless each of Lonza and its directors, officers, and employees of Lonza and the successors and assigns of any of the foregoing (each a “Lonza Indemnitee”) from and against any and all Liabilities arising directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to (a) the activities performed by or on behalf of Licensee or its Sublicensees hereunder in connection with the exercise of its licenses and rights hereunder, (b) breach of the representations and warranties under Section 8.2, or (c) Licensee’s gross negligence or willful misconduct, except, in each case, to the extent caused by the gross negligence or willful misconduct of Lonza.

9.3 Procedure. If a Lonza Indemnitee or Licensee Indemnitee (the “Indemnitee”) intends to claim indemnification under this Article 9, it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Liability. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party reasonably represented by such counsel in such proceeding The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Liability covered by this Article 9. The obligations of this Section 9.3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably The failure to deliver written notice to the indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 9 3. It is understood that only Lonza or Licensee may claim indemnity under this Article 9 (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder

ARTICLE 10.

TERM AND TERMINATION

10.1 Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless earlier terminated as provided in this Article 10, shall continue in full force and effect [####], Licensee shall have a non-exclusive, royalty-free, fully-paid up, perpetual, worldwide license, with the right to grant and authorize sublicenses under the GS System, PFM System and Transfection Medium System.

10.2 Termination for Cause. If a Party is in material breach of this Agreement, the other Party may elect to give the Party in breach written notice describing the alleged breach. If the breaching Party has not cured such breach within [####]after receipt of such notice, the notifying Party shall be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately. However, if such Party alleged to be in breach disputes in good faith such breach by written notice lo the other Party within such [####]period, the matter will be submitted to arbitration as provided in Article II. In such event, such notifying Party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the Party alleged to be in breach is in material breach of this Agreement With respect to breaches by Licensee to pay any amounts due and payable by Licensee io Lonza hereunder, the effective date of such termination shall be deemed to be the date that is [####]after Licensee’s receipt of notice of such breach, and (ii) with respect to all other breaches by either Party, such Party in breach further fails to cure such breach within [####]after the conclusion of such arbitration proceeding.

10.3 Permissive Termination. Licensee shall have the right to terminate this Agreement in ns entirety or on a license by license basis, in its sole discretion, upon [####]written notice to Lonza.

10.4 [####].

10.5 Effect of Termination.

10.5.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall rot release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination

10.5.2 Return of Confidential Information. Upon any termination of this Agreement, each Party shall promptly return (or destroy and provide written certification thereof) to the other Party all Confidential Information received from the other Party, including any copies thereof (except one copy of which may be retained for archival purposes solely to ensure compliance with the terms of this Agreement)

10.6 Survival. This Section 10.6 and Articles 1, 5, 6, 7, 8, 9 (with respect to those acts or omissions that occurred prior to the effective date of expiration or termination of this Agreement which gave rise to such indemnification obligations) 11 and 12 of this Agreement shall survive expiration or termination of this Agreement for any reason.

ARTICLE 11.

DISPUTE RESOLUTION

11.1 Exclusions. Section 11.2 below shall not apply to any disputes arising under Article 5 (Confidentiality) and each Party shah be entitled to exercise all available remedies and actions with respect thereto, without any restriction, delay, condition or waiting period,

11.2 Dispute Resolution.

11.2.1 Disputes. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term that relates to a Party’s rights and/or obligations under this Agreement. Unless otherwise specifically recited in this Agreement, disputes among the Parties will be resolved as recited in this Section 11.2. If such a dispute occurs, any Party may, by written notice to the other Party, have such dispute referred to their respective officers designated below, or their respective designees, for attempted resolution by good faith negotiations within [####] after such notice is received Such designated officers are as follows:

(a) For Licensee—Head of Roche Partnering

(b) For Lonza—Head of Pharma & Biotech

If the designated officers, or their respective designees, are not able to resolve, such dispute within such [####]period, or such other period of time as the Parties may mutually agree in writing, either Party may, by written notice io the other, invoke the following provisions of this Section.

11.3 Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of Switzerland, without reference to its conflict of laws principles. The Parties agree that the competent courts of Basel-City, Switzerland, shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

11.4 Determination of Patents and Other Intellectual Property. Notwithstanding the foregoing, any dispute relating to the determination of validity of a Party’s Patents or other issues relating to a Party’s intellectual property shall be submitted to a court of competent jurisdiction (a) selected by Licensee, in the case of any such dispute involving any patent or other intellectual property of Licensee, and (b) selected by Lonza, in the case of any such dispute involving any patent or other intellectual property of Lonza.

11.5 Injunctive Relief. This Article 11 shall not be construed to prohibit either Party from seeking preliminary or permanent injunctive relief, restraining orders or specific performance from any court of competed jurisdiction to the extent not otherwise expressly prohibited under this Agreement. For the avoidance of doubt, such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies which either Party may have under this Agreement or applicable law.

ARTICLE 12.

MISCELLANEOUS

12.1 Governing Law. This Agreement, and any proceeding subject lo Article II, shall be governed by and construed in accordance with the laws of Switzerland, without reference to principles of conflicts of laws.

12.2 Independent Contractors. Nothing m this Agreement is intended or shall be deemed to constitute a partnership, agency, distributorship, employer-employee relationship or joint venture relationship between the Parties Each Party hereby expressly disclaims that this Agreement creates any fiduciary relationship between the Parties. No Party shall incur any debts or make any commitments for the other Party, except to the extent specifically provided herein.

12.3 Assignment. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns Neither Party may assign its interest under this Agreement without the prior written consent of the other Party; provided however, either Party may assign its interest under this Agreement without the prior written consent of the other, loan Affiliate, oi to a successor of that Party’s business by reason of merger, sale of all or substantially all of its assets or other form of acquisition Any purported assignment without a required consent shall be sold. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

12.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement

12.5 Notices and Deliveries. Any notice, requests, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by commercial overnight courier, or transmitted by facsimile to the Party to whom it is directed at the address shown below or at such other address as such Party shall have last given by notice to the other Party:

If to Lonza	Lonza Sales AG
Milnchensteinerslrasse 38
CH-4002 Basel
Switzerland
Fax: +[####]
Phone: +[####]

with a copy to:	Lonza Biologies plc
Head of Legal Services
228 Bath Road
Slough, Berkshire, SLI 4DX, England
Fax:+ [####]
Phone; +[####]

If to :	F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
CH-4070 Basel
Switzerland
Attention: Legal Department
Facsimile [####]

Genentech, Inc.
Attn: Vice President, Genentech Partnering
1 DNA Way
South San Francisco, CA 94080
U.S.A.
Fax. [####]

12.6 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, prevention from or hindrance in obtaining energy or other utilities, a market shortage of raw materials or necessary components, contamination of Licensee’s (or its Sublicensee’s) facility that was used for the clinical or commercial manufacture of the GS Product, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party and such Party has exerted all reasonable efforts to avoid or remedy such force majeure, provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

12.7 Advice of Counsel. Lonza and Licensee have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

12.8 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME). ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT. WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

12.9 Severability; Waiver. If any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the Parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unreformable shall be divisible and deleted in such jurisdiction, elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

12.10 Prior Agreements; Modification. Except with respect to Chugai, this Agreement, together with the Exhibits hereto, supersedes the License and Option Agreement and Umbrella Research and License Agreement. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the Parties.

12.11 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(the remainder of this page is left intentionally blank)

IN WITNESS WHEREOF, Loan and Licensee, intending to be legally bound, have executed this Agreement as of the Effective Date by their respective duty authorized representatives.

LONZA SALES AG

By:

Name:

Title:

F. HOFFMANN-LA ROCHE LTD

By:	By:

Name:	Name:

Title:	Title:

HOFFMANN-LA ROCHE INC.	GENENTECH, INC.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT 1.28

[####]

Appendix 4.3

[####]

Appendix 6.2

[####]

Amendment No 1 to the License Agreement

THIS AMENDMENT NO 1, acknowledged and executed as of the last signature (“Amendment Date”), by and between F. Hoffmann-La Roche Ltd, with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland ( Roche Basel ) and Hoffmann-La Roche Inc. with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (“Roche US”; Roche Basel and Roche US together referred to as “Roche”) on the one hand and PEGA-ONE SAS (RCS number 853 093 458 Creteil) with an office and place of business at 1 Mail du Professeur Georges Malthé, Villejuif Bio-Park, 94800 Villejuif, France (“PEGA1”) on the other hand (Roche and PEGA1 collectively referred to as the “Parties”),

WHEREAS PEGA 1 and Roche have executed a License Agreement (“Agreement ) on January 2, 2020 (“Signature Date”), not yet entered into effect, and as rectified by Corrigendum No 1 entered into by PEGA 1 and Roche on March 30, 2020,

WHEREAS PEGA 1 and Roche wish to clarify certain matters relating to the relationship between F. Hoffmann-La Roche Ltd and the registered owner of the Roche Patent Rights and Roche Glycoengineering Technology Patent Rights, namely Roche Glycart AG;

WHEREAS PEGA1 and Roche wish to make certain amendments to the Agreement in order to clarify such matters;

NOW, THEREFORE, the PEGA 1 and Roche acknowledge and agree as follows:

1.	Section 15.3 of the Agreement shall be amended by the addition of the following sentence at the end of that Section 15.3:

“Roche covenants to PEGA 1 that during the Agreement Term and if applicable, it shall cause Roche Glycart AG, , to do all such acts and enter into all such documents as may in each case be reasonably necessary in order for Roche to carry out its obligations and to provide PEGA 1 with the rights and benefits, under this Agreement.”

2.	A new Section 2.2 entitled “Non-exclusive License” shall be added after Section 2.1:

“Upon Pega 1’s request, the Parties shall in good faith negotiate [####] as existing at that time (“Additional Roche Patent Rights”, provided Pega 1 can reasonably demonstrate that such license grant is required for the development of the Product. For the avoidance of doubt, Roche shall have no obligation to maintain Additional Roche Patent Rights and Pega 1 will not be granted any rights to any Roche compounds (nor any other intellectual property relating to or covering such compounds) other than GA201.”

3.	The following shall be added to the table in Section 1.78 of the Agreement:

Additional Roche Patent Rights	2.2

4.

Save as set out in this Amendment Agreement, nothing shall vary, or be construed to vary the Agreement. The terms of the Agreement shall enter into or shall remain in full force and effect as set forth in Section 21.13 of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment No 1 to be executed as of the Amendment Date by their duly authorized representatives.

PEGA-ONE SAS

/s/ Denetriaw Kydoniews
Name: Denetriaw Kydoniews
Title: Board Member and acting CEO
Date : March 31, 2020

F. Hoffmann-La Roche Ltd

Name:	Name:
Title:	Title:
Date:	Date:

Hoffmann-La Roche Inc.

Name:
Title:
Date:

To:

F. Hoffmann-La Roche Ltd,

Grenzacherstrasse 124,

4070 Basel,

Switzerland

Hoffmann-La Roche Inc.

150 Clove Road,

Suite 8, Little Falls,

New Jersey 07424,

U.S.A

(together referred to as “Roche”)

12 January 2021

Dear [####]

License Agreement dated 2 January 2020

Roche and PEGA 1 (collectively referred to as the “Parties”) executed a License Agreement (“Agreement”) on January 2, 2020 which was effective as of April 1, 2020. The Agreement was rectified by Corrigendum No 1 entered into by the Parties on March 30, 2020, and amended by Amendment No 1 entered into by the Parties on April 1, 2020.

Capitalised terms used in this letter agreement shall have the meaning ascribed to them in the Agreement unless otherwise defined in this letter agreement.

PEGA 1 and Roche wish to clarify certain matters relating to: (a) the proposed acquisition of [####] ordinary shares of PEGA 1 and [####] series A ordinary shares of a nominal value of EUR 0.01 by Medicxi (MG1) S.à.r.l. (“Medicxi”) from Pegascy and FPCI Biodiscovery 5; (b) the proposed acquisition of the entire issued share capital of PEGA 1 by United Medicines Biopharma Limited (“UMED”) by way of a share for share exchange (“UMED Acquisition”); (c) the proposed acquisition of the entire issued share capital of PEGA 1 by United Medicines Biopharma (Midco) Limited (a wholly owned subsidiary of UMED) (“Midco”); (d) the subsequent fundraising by UMED; and (e) the initial public offering by UMED (together the “Proposed UM Transactions”).

On 31 December 2020, PEGA 1 notified Roche of the Proposed UM Transactions and provided Roche with a Review Notice (“ROFN Notice”).

1

The Parties agree that:

1.	the Proposed UM Transactions shall be treated as a Change of Control, and accordingly shall together constitute a single Strategic Transaction;

2.

Roche hereby confirms that it is not exercising its Right of First Negotiation set out in Section 3 of the Agreement with respect to the Proposed UM Transactions and responds to the ROFN Notice as such;

3.

Notwithstanding paragraph 2 above, Roche’s rights in respect of the Right of First Negotiation in Section 3 of the Agreement shall continue to apply for the period commencing on the completion of the UMED Acquisition, and shall cease to apply on the earlier of (i) the third anniversary of the UMED Acquisition and (ii) the first Change of Control following the Proposed UMED Transactions;

4.

in consideration for Roche agreeing the matters set out in paragraphs 1 to 3 above and acknowledging the Proposed UM Transactions, PEGA 1 shall procure that UMED issues Roche ordinary shares in UMED worth EUR [####] (i.e. such number of shares having a value equal to [####] of the net asset value attributed to PEGA 1 in accordance with the UMED Acquisition) (the “Roche Shares”) ;

5.	following the issue of the Roche Shares by UMED, Roche shall be due no further Strategic Transaction payments in relation to the Proposed UM Transactions; and

6.

following completion of the UMED Acquisition, all amounts of funding received by PEGA 1 from UMED and/or any of its subsidiary undertakings, shall constitute Private Financings for the purposes of the Agreement.

The Parties agree that the Agreement shall be construed subject to and in accordance with this letter agreement, but that save as set out in this letter agreement, nothing shall vary, or be construed to vary the Agreement.

The Parties agree that the existence and the contents of this letter and any communications or information relating to the same that have been, or after the date of this letter are, shared between the parties shall each be treated as confidential and as “Confidential Information” as defined in the Agreement.

This letter and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this letter agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this letter.

This letter agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement. The exchange of a fully executed version of this letter agreement (in counterparts or otherwise) by electronic transmission in PDF format or otherwise shall be sufficient to bind the parties to the terms and conditions of this letter agreement and no exchange of originals is necessary.

This letter agreement does not confer any rights on any person or party other than the parties to this letter agreement and any successors-in-interest thereto.

2

Yours faithfully

/s/ Demetrios Kydonieus

Signed by Demetrios Kydonieus on behalf of PEGA-ONE SAS

3

We agree the above:

Signature: /s/ Joerg Kazenwadel	/s/ Felix Kobel
on behalf F. Hoffmann-La Roche Ltd
Name of signatory: Joerg Kazenwadel	Felix Kobel
Title: Head of R&D Out-Licensing	Senior Legal Counsel
Date: 12 January 2021

Signature: /s/ Gerald Bohn on behalf Hoffmann-La Roche Inc.
Name of signatory: Gerald Bohn
Title: Assistant Secretary
Date: 12 January 2021

4

Amendment No 2 to the License Agreement

THIS AMENDMENT NO 2, acknowledged and executed as of the last signature (“Amendment Date”), by and between F. Hoffmann-La Roche Ltd, with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”) and Hoffmann-La Roche Inc. with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. (“Roche US”; Roche Basel and Roche US together referred to as “Roche”) on the one hand and PEGA-ONE SAS (RCS number 853 093 458 Creteil) with an office and place of business at 1 Mail du Professeur Georges Malthé, Villejuif Bio-Park, 94800 Villejuif, France (“PEGA 1”) on the other hand (Roche and PEGA1 collectively referred to as the “Parties”).

WHEREAS PEGA 1 and Roche have executed a license agreement on January 2, 2020

(“Signature Date”), as rectified by Corrigendum No 1 of March 30, 2020 and subsequently amended by AMENDMENT NO 1 entered into by PEGA1 and Roche on April 1, 2020 (all together referred to as the “Agreement”), granting PEGA 1 certain rights to the compound GA201 (“Compound”).

WHEREAS Roche has entered into a license agreement with NantKwest, Inc. (formerly Conkwest, Inc.) (“NantKwest Agreement”) on November 1, 2010, granting Roche certain rights to use the NK92 cell line (“NK92 Cell Line”), and Roche has developed a cell-based potency assay for Compound (“Assay”) based on NK92 Cell Line.

WHEREAS PEGA 1 and Roche wish to grant to PEGA1 a sublicense under the NantKwest Agreement.

NOW, THEREFORE, PEGA 1 and Roche acknowledge and agree as follows:

1.

A new Section 2.2.a entitled “Non-exclusive NantKwest Sublicense” shall be added after Section 2.2: “Roche hereby grants to PEGA1 a non-exclusive sublicense under the NantKwest Agreement (a copy of which, with reasonable redactions, is herewith attached to the Agreement as Appendix 2.2.a) solely for the purpose of allowing PEGA1 to perform Assay as a release assay for Compound, and solely as required to perform PEGA1 ‘s rights under Agreement.

The sublicense granted under this Section 2.2 shall be subject to the rights and obligations and undertakings of Roche, as applicable and consistent with the NantKWest Agreement. Roche shall act as the sole direct contact with NantKwest, Inc. in relation to the sub-license under this Section 2.2.a.

PEGA1 shall comply with the terms of the NantKWest Agreement to the extent such terms are disclosed in the respective Appendix attached hereto.

Roche shall not amend the NantKWest Agreement in a manner that affects any such sub-licenses hereunder, shall use commercially reasonable efforts to enforce and maintain such agreements with respect to the Compound and/or the Product, and shall promptly notify PEGA1 in writing of any threatened or actual termination or notice regarding same with respect to such NantKWest Agreement with respect to the Compound and/or the Product. Roche shall provide copies (with reasonable redactions) of any amendments to such NantKWest Agreement to PEGA1 once executed. If the NantKWest Agreement terminates or may terminate, Roche shall use commercially reasonable efforts to maintain the applicable sub-license to PEGA1; if Roche is not able to maintain the applicable sub-license, PEGA1 shall have the right to attempt to cure any breach giving rise to such actual or threatened termination and may credit any amounts paid by PEGA1 to maintain any such sub-license against any amounts owed to Roche hereunder, provided that such amounts credited against any amounts owned to Roche hereunder shall not exceed the amount owed by Roche for the respective license.

2.	The following shall be added to the list of CMC materials in Appendix 4.3:

Cell line	Cell Line Description	Shipment
[####]	[####]	[####]

3.

Save as set out in this AMENDMENT NO 2, nothing shall vary, or be construed to vary the Agreement. The terms of the Agreement shall remain in full force and effect. All terms not otherwise defined in this AMENDMENT NO 2 shall have the meaning given to them in the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Amendment No 2 to be executed as of the Amendment Date by their duly authorized representatives.

PEGA-ONE SAS

/s/ Jignesh Shah
Name: Jignesh Shah
Title: Head of Supply Chain and Quality
Date: 31st August 2020

F. Hoffmann-La Roche Ltd

/s/ Timothy Steven	/s/ Barbara Schroeder
Name: Tim Steven	Name: Barbara Schroeder
Title: Global R&D Out Licensing Director	Title: Legal Counsel
Date: 28th August 2020

Hoffmann-La Roche Inc.

/s/ John Parise
Name: John Parise
Title: Authorized Signatory
Date: August 28, 2020

Appendix 2.2.a

CONFIDENTIAL

NON EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (this “Agreement”), dated and effective as of November 1, 2010 (“Effective Date”), is between F. Hoffmann-La Roche Ltd, a Swiss corporation with offices at Grenzacherstrasse 124, 4070 Basel, Switzerland (“ROCHE”), and CONKWEST INC. (“Conkwest”), an Illinois corporation having an office and place of business at 3790 Via De La Valle, Ste. 205, San Diego, Ca 92014, USA.

PREAMBLE

A. Conkwest is the owner of, and/or controls the rights in, certain Intellectual Property (as defined herein) and Cell Lines (as defined herein) and has the right to grant licenses thereto.

B. ROCHE desires to obtain a license to use the Intellectual Property and Cell Lines upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the above premises and the mutual covenants • contained herein, ROCHE and Conkwest agree as follows:

AGREEMENT

1. Definitions. For the purposes hereof, the following words and phrases shall have the following meanings:

“Affiliate” means:

(a) an organization which directly or indirectly controls a party to this Agreement;

(b) an organization, which is directly or indirectly controlled by a party to this Agreement;

(c) an organization, which is controlled, directly or indirectly, by the ultimate parent company of a party;

“Control” as per a) to c) is defined as owning more than fifty percent of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization.

With respect to ROCHE the term Affiliate shall not include Chugai Pharmaceutical Co. Ltd., l-l, Nihonbashi-Muromachi 2-chome, Chuo-ku Tokyo, 103-8324, Japan (“Chugai”), unless ROCHE opts for such inclusion of Chugai by giving written notice to Conkwest, provided that Chugai qualifies as an Affiliate pursuant to this section.

“Antibody Products” means any (i) antibody, or (ii) protein comprising at least one complementarity determining region (CDR) (including bispecific antibodies, single chain antibodies, domain antibodies and immunoconjugated antibodies), and/or (iii) protein comprising a domain available for binding to an Fc receptor, whether human, humanized, chimeric, murine, synthetic or from any other source that is controlled by ROCHE or its Affiliates.

“Biological Material’’ means a culture of any of the Cell Lines that is provided to ROCHE by Conkwest pursuant to this Agreement (as set forth in Appendix B hereto) and all progeny thereof.

“Cell Lines” means: [####]

“Commercial Product” means a product that has been granted marketing and regulatory approval wherein: (i) the batch or quality control assays for release of the product utilizes or is derived from the Cell Lincs; and/or (ii) the use of the batch or quality control assays for release of the product would, but for the license granted herein, infringe a Valid Claim of the Patents.

“Confidential Information” means:

(i)	in the case of ROCHE, the Know How and other information disclosed by Conkwest or its Affiliates to ROCHE or its Affiliates pursuant to the terms of this Agreement; and

(ii)	in the case of Conkwest, the information disclosed by ROCHE or its Affiliates to Conkwest or its Affiliates pursuant to the terms of this Agreement; and

(iii)	for both Parties:

a.	trade secrets or information relating to the business affairs or finances of the other of third parties and disclosed to them or coming into their possession for the performance of this Agreement; and

b.	the terms and conditions of the Agreement.

“First Commercial Safe” shall mean the first invoiced sale of a Commercial Product to a third party by Roche, it’s Affiliates or permitted sublicensees following the receipt of any Regulatory Approval required for the sale of such Commercial Product, if any.

“Force Majeure” shall mean in relation to either Party, any event or circumstance (other than lack of funds) which is beyond the reasonable control of that Party which event or circumstance that Party could not reasonably be expected to have taken into account at the date of this Agreement and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including act of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial or student disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, not, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by good industry practice), or legal requirement governing either Party’.

“Intellectual Property” means the Patents and Know How controlled by Conkwest (with the right to permit access to ROCHE), owned by Conkwest as of the Effective Date or licensed to Conkwest (with the right to permit access to ROCHE) during the Term (as hereinafter defined).

“Indemnitees” means agents, directors, officers and employees, and their respective successors, assigns, administrators, executors and/or heirs,

“Know How” means the know how that relates to the Cell Lines, as set out in Appendix B, that is owned or controlled by Conkwest or its Affiliates as of the date of this Agreement.

“Patents” means all patents and patent applications owned or controlled by Conkwest which relate directly to the Cell Lines including those listed in Appendix A and any provisional patent applications, non-provisional applications, divisionals, continuations, continuation-in-part applications, continued prosecution, patents granted on such applications, reissues, renewals, substitutions, supplementary protection certificates and the like, and patents of addition, reexaminations, extensions; and all foreign counterparts thereof.

“Party” or “Parties” means Conkwest, ROCHE, or both, depending on the context.

“Purpose” means research, development, manufacture, commercialization, sale, use or other disposal of Antibody Products by ROCHE and its Affiliates, including without limitation the following:

(i)	Cell-based assays for use in discovery of Antibody Products;

(ii)	High through-put screening of Antibody Products;

(iii)	Characterization of one or more Antibody Products, commercial or otherwise;

(iv)	Batch or quality control release assays for one or more Antibody Products;

(v)	Stability assay for one or more Antibody Products;

(vi)	In vitro assays for detecting neutralizing antibodies against one or more Antibody Products, and/or

(vii)	Other research and development purposes pertaining to Antibody Products.

For the avoidance of doubt, this definition and the licenses granted herein do not include sale of the Cell Lines either alone or as part of a kit.

“Tax” means all charges, duties, fees, levies or other assessments imposed by any tax authority, including but not limited to income, excise, property, sales, use, value added, profit, license, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, and includes any interest, penalties and additions on these payments.

“Term” shall have the meaning ascribed to it in Section 8.

“Valid Claim” means a claim of any issued or pending Patent whose enforceability has not been affected by one or more of any of the following: (i) irretrievable lapse, revocation or abandonment and/or (ii) holding of unenforceability or invalidity by a decision of a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and/or (iii) disclaimer or admission of invalidity or unenforceability through reissue or re-examination or opposition, nullity action or invalidation suit response or otherwise.

2.	Grant of Rights.

(a) License Subject to the terms and conditions of this Agreement, Conkwest hereby grants to ROCHE and its Affiliates during the Term, for the Purpose, a worldwide, non-exclusive, license, with the limited right to sublicense;

(i)	under the Patents;

(ii)	under the Know How; and/or

(iii)	under the Cell Lines.

(b) Sublicense Rights. For purposes of clarity, ROCHE or its Affiliates are only entitled to sublicense the rights granted herein (including the right to distribute the Cell Lines) to:

(i)

third parties that are performing contract services for and on behalf of ROCHE or its Affiliates in relation to its Antibody Products to the extent necessary to perform such contract services and consistent with the Purpose; and

(ii)

third parties who have acquired or licensed the Antibody Products from ROCHE and/or its Affiliates to the extent necessary to utilize such acquired or licensed products and consistent with the Purpose.

(c) Transfer of Biological Material and Know How. As set forth in Section 4(d) hereto, Conkwest shall make available to ROCHE the Biological Material and the Know How as enumerated in Appendix B. Conkwest shall be responsible for the cost of transferring Know How and Biological Material to ROCHE.

(d) Licensee and Sublicensee Compliance. ROCHE will and will undertake that its sublicensees will comply with all laws, rules, regulations and guidelines which apply to the use of the Biological Material and the Know How, including without limitation, those promulgated by the U.S. Food and Drug Administration (or the foreign local equivalent), and those relating to the export and import of the Biological Material and the Know How,

3.	Payments.

(a) Upfront Fee. Following execution of the Agreement, ROCHE shall pay Conkwest an Upfront Fee of [####] within [####] from receipt of a correct invoice from Conkwest.

(b) Research License Fee. During the Term, ROCHE will additionally pay Conkwest a research license fee of [####] on each anniversary of the Effective Date. Such amount is payable within [####] days after receipt of a correct invoice from Conkwest The research license fee is only payable until sale of the first Commercial Product.

(c) Commercial License Fee. If a Commercial Product reaches a First Commercial Sale in the US or in the EU, then ROCHE shall pay Conkwest [####] within [####] from receipt of a correct invoice.

A commercial event payment in the US or EU shall be paid [####]a Commercial Product. [####]

(d) Method of Payment. All payments to Conkwest hereunder shall be made payable to Conkwest and sent to the address identified in Section 10 or remitted to Conkwest’s account at a bank to be designated by Conkwest in writing and sent to ROCHE in advance of such payment.

(e) Third Party Payments. Conkwest is responsible for all payments to third parties that are owed as a result of the licenses granted by Conkwest under Section 2(a) for the unmodified Cell Lines. For the avoidance of doubt, Conkwest is only responsible to provide the licenses, granted herein to ROCHE, free and clear of third party payment obligations. Notwithstanding the foregoing, ROCHE is responsible for obtaining, at its expense, any third party licenses required to develop and commercialize its products, including the Commercial Products.

(f) Payments in U.S. Dollars. All payments due hereunder are payable in United States dollars.

(g) Taxes:

(i)

All payments due hereunder are inclusive of indirect Taxes subject however to Section 3(g)(ii) below. If any indirect Taxes are chargeable in respect of any payments, ROCHE shall pay such indirect Taxes at the applicable rate in respect of any such payments following the receipt, where applicable, of an indirect Taxes invoice in die appropriate form issued by Conkwest in respect of those payments. The indirect Taxes shall be payable on the due date of the payment to which such indirect Taxes relate.

(ii)

ROCHE may deduct withholding Taxes from the payment it owes Conkwest under this Agreement. ROCHE will, on behalf of Conkwest, pay the withheld Tax to the appropriate authority and provide Conkwest with proof of payment and evidence of the tax obligation. ROCHE will at Conkwest’s request and expense provide Conkwest reasonable assistance in recovering these withholding taxes.

(h) Notification of Commercialization of Products. ROCHE shall notify Conkwest [####] of the number of Commercial Products that are subject to the Commercial License Fees under Section 3(c). For clarity, an omission of ROCHE to notify Conkwest does not constitute material breach of this Agreement.

4. Ownership and Results.

(a) ROCHE acknowledges that subject to the licenses granted hereunder, all right, title and interest in the Biological Material and Know How provided to ROCHE under this Agreement shall remain the sole property of Conkwest. ROCHE further agrees that it shall not modify or improve the Biological Materia! in any way, inclusive of genetic modification and manipulation, and that it shall not use the Biological Material for anything other than the Purpose. Furthermore, Roche shall ensure that its Affiliates and permitted sublicensees are likewise subject to the restrictions staled in this section 4(a).

(b) Subject to the limitations set forth in Section 4(a) hereto, all right, title, and interest in any results, data, information, inventions, intellectual property, know-how and all other industrial or intellectual property rights of any nature whatsoever (collectively, “Results”) arising in any part of the world developed by ROCHE (by itself and its Affiliates or in collaboration with Third Parties) as a result of its use of the Biological Material and Know How for the Purpose shall be the exclusive property of ROCHE, and Conkwest shall have no rights therein. In case of exploitation of the Results by ROCHE or its Affiliates, Conkwest and/or any of its employees and/or collaborators shall not be entitled to any royalties, or other rights of compensation whatsoever. With respect to Results, ROCHE shall be entitled to file in its own name relevant patent applications and resultant patent rights shall also be owned by ROCHE. Conkwest shall execute any instruments which ROCHE shall deem necessary to apply for and obtain letters of patent and ROCHE shall compensate Conkwest for the time devoted to said activities and reimburse Conkwest for any reasonable expense incurred.

ROCHE shall have the unrestricted right to publish or otherwise disclose Results obtained by the practice of the rights granted ROCHE under this Agreement provided such disclosure does not include the Confidential Information of Conkwest. The name of Conkwest shall be given proper recognition in such publication(s) as scientifically appropriate.

(c) ROCHE shall have no obligation whatsoever to share such Results with Conkwest and ROCHE shall be entitled to deal with, protect, exploit and dispose of such rights in its sole discretion and in any manner.

(d) Conkwest shall transfer the Biological Material in satisfactory condition to ROCHE, without charge for handling and delivery therefore, within [####] following receipt of Upfront Fee. At the time of the provision of the Biological Material to ROCHE, Conkwest shall provide ROCHE a report (the “Conkwest Report”) containing Know How related to the Biological Material as set forth in Appendix B. The Conkwest Report shall be regarded (at all times) as Conkwest Confidential Information. The Biological Material and Conkwest Report shall be sent to:

[####]

F. Hoffmann-La Roche Ltd

[####]

Grenzacherstrasse 124 4070 Basel, Switzerland

(e) Except as provided in this Agreement, ROCHE shall not sell, transfer, assign or otherwise provide any third party access to the Biological Material or Know How.

5.	Representations and Warranties.

(a) Each Party hereby represents and warrants to the other Party as of the Effective Date that:

(i)	it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

(ii)	it has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a third party and to perform its obligations hereunder;

(iii)

it has taken all necessary corporate action on its part to authorize the execution and delivery of this /Agreement and the performance of its obligations hereunder and that this Agreement has been duly executed and delivered on behalf of each Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

(iv)

all necessary consents, approvals and authorizations of all applicable competent authorities and other persons required to be obtained by such Party in order to execute this Agreement on behalf of such Party have been obtained; and

(v)	the execution and delivery of this Agreement and the performance of such Party’s obligations do not constitute a default or require any consent under any other contractual obligation of such Party.

(b) Conkwest hereby represents and warrants to ROCHE that as of the Effective Date:

(i)	Conkwest owns or otherwise controls the Intellectual Property and the Cell Lines free of any third party rights, claims or encumbrances,

(ii)	Conkwest has the right to grant to ROCHE the licenses set out in this Agreement;

(iii)

I here has not been in the past and is not as of the Effective Date any challenge to the Intellectual Property and/or the Cell Lines by any third party for which actual notice has been received by Conkwest;

(iv)	The Cell Lines do not contain any trade secrets or other rights or property of any third party;

(v)

There are no claims, judgments or settlements with respect to the Intellectual Property and Cell Lines and no claim or litigation has been brought or, to Conkwest’s knowledge, threatened by any person alleging so and Conkwest is not aware of any possible claim, whether or not asserted, that the Cell Lines or the use or exploitation thereof infringes, conflicts or interferes with any intellectual property or proprietary right of any third party; and

(vi)

Conkwest has not previously entered into any agreement, whether written or oral, with respect to the Cell Lines or the Intellectual Property which conflicts with the rights granted to ROCHE hereunder and Conkwest will not enter into any such agreement during the term of this Agreement.

6.	Indemnification.

(a) ROCHE shall indemnify, defend and hold harmless Conkwest and its Indemnitees from and against any and all claims, losses, demands, liabilities, judgments, actions, causes of action, costs and expenses, of any type or kind (including reasonable attorneys’ fees) (collectively “Claims”), brought by a third party, if the Claims:

(i)	result from the breach by ROCHE of the Agreement;

(ii)	result from the development, commercialization, sale, distribution or use of a Commercial Product by ROCHE or its Affiliates or permitted sublicensees; or

(iii)	result from any use of the Cell Lines for the Purpose by ROCHE or its Affiliates or permitted sublicensees;

provided,

however, that ROCHE shall not be obliged to indemnify Conkwest and its Indemnities under this Section 6(a) to the extent the Claims are a result of negligence or willful misconduct of Conkwest or its Affiliates or its Indemnitees.

(b) Conkwest shall indemnify, defend and hold harmless ROCHE and its Indemnitees from and against any and all Claims brought by a third party, if the Claims:

(i) result from a breach of Conkwest’s warranties under Section 5 hereinabove; or

(ii) result from the breach by Conkwest of the Agreement; provided, however, that Conkwest shall not be obliged to indemnify ROCHE and its Indemnitees under this Section 6(b) to the extent the Claims are a result of negligence or willful misconduct of ROCHE or its Affiliates or its Indemnitees.

(c) Disclaimer of Warranties. EXCEPT AS SPECIFICAI.LY STATED IN SECTION 5 ABOVE, CONKWEST MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. WARRANTIES DISCLAIMED INCLUDE, BUT ARE NOT LIMITED) TO, ANY EXPRESS OR IMPLIED WARRANTIES OF DESIGN, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

(d) Limitations of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOST REVENUES, LOST PROFITS, OR OTHER INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS BREACH, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR THE AVOIDANCE OF DOUBT, DIRECT FINANCIAL OR OTHER LOSSES, INCLUDING LOSSES RESULTING FROM ROCHE’S BREACH OF THE SCOPE OF THE LICENSE THAT HAS NOT BEEN CURED BY ROCHE WITHIN THIRTY (30) DAYS OF NOTIFICATION BY CONKWEST, ARE EXCLUDED FROM THIS PROVISION.

(e) The provisions of this Section survive termination.

7.	Confidentiality

(a) Each Party may with respect to the other party’s Confidential Information

(i)	only use the Confidential Information for the purposes envisaged under this Agreement;

(ii)

ensure that only those of its officers and employees who are directly concerned with the carrying out of this Agreement have access to the Confidential Information on a strictly applied “need to know” basis and are informed of the secret and confidential nature of it;

(iii)

keep the Confidential Information secret and confidential and not directly or indirectly disclose or permit to be disclosed, make available or permit to be made available the same to any third party for any reason without the prior written consent of the disclosing Party;

(iv)

ensure that the Confidential Information is not covered by any fixed or floating charge entered into at any time by it and not otherwise to establish a lien over or in any other way encumber the same; and

(v)

not copy, reproduce or otherwise replicate for any purpose or in any manner whatsoever any documents containing the Confidential Information, except that each party may retain one copy of the Confidential Information for purposes of ensuring its compliance with this Agreement

(b) The obligations of confidence referred to in Section 7(a) shall not extend to any Confidential Information which:

(i)	is or becomes generally available to the public otherwise than by reason of breach by a recipient Party of the provisions of this Section;

(ii)

is known to the recipient Party and is at its free disposal (having been generated independently by the recipient Party or a third party in circumstances where it has not been derived directly or indirectly from the disclosing Party’s Confidential Information) prior to its receipt from the disclosing party provided that evidence of such knowledge is proven by competent written records;

(iii)

is subsequently disclosed to the recipient Party without obligations of confidence by a third party owing no such obligations to the disclosing Party in respect of that Confidential Information; or (iv) is required by law to be disclosed (including, without limitation, as part of any regulatory submission or approval process); however, the Party seeking such disclosure shall provide prompt written notice of this requirement to the disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the disclosing Party with a view to agreeing timing and content of such disclosure.

(c) All Confidential Information owned by and disclosed by the disclosing Party to the recipient Party shall remain the property of the disclosing Party. In the event that a court or competent authority assumes partial or complete or complete control over the assets of recipient party based on the insolvency or bankruptcy of that Party, the recipient Party shall promptly notify such court or Competent Authority that (i) Confidential Information received from the disclosing Party under this Agreement remains the property of the disclosing Party, and (ii) of the confidential obligations under this Agreement; end to the extent permitted by law, take all steps stops necessary or desirable to maintain the confidentiality and security of the disclosing Party s Confidential Information and to ensure that the court or competent authority maintains that Confidential Information in confidence in accordance with this Agreement

(d) The obligations of the Parties under Section 7 shall last for a period of [####] after disclosure the Confidential Information The requirement under Section 7(b)(iv) to notify the disclosing Party when Confidential Information is required to be disclosed by law shall not apply when such disclosure is required as part of any regulatory submission or approval process.

8.	Term Termination

(a) This Agreement shall come into force on the Effective Date and remain in full force and effect, unless earlier terminated as herein provided, until [####], After the term of this Agreement pursuant to this Section 8(a), the license granted under Section 2 shall he fully paid-up, perpetual and irrevocable.

(b) Termination for Insolvency.

(i)

If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party, in each of the foregoing cases only if it is for dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within [####] after the date of filing, then this Agreement may be terminated by the other Party.

(ii)

All rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the United States Bankruptcy Code. If the commencement of a bankruptcy proceeding by or against Conk west under the United States Bankruptcy Code, ROCHE shall be entitled to complete access to any such intellectual property, and all embodiments of such intellectual property, pertaining to the rights granted in the licenses hereunder of Conkwest by or against whom a bankruptcy proceeding has been commenced, subject, however, to payment of the fees, set forth in this Agreement through the effective date of any termination hereunder.

(c) Conkwest has the right, upon [####]prior written notice to ROCHE, to terminate this Agreement, including all licenses hereunder if ROCHE fails to comply materially with any of the terms and conditions hereof; provided, that during such [####]notice period, ROCHE shall be permitted to cure any such default occurring hereunder.

(d) If Conkwest is in material breach of the Agreement, then in addition to any rights or remedies available to ROCHE, ROCHE may terminate this Agreement upon [####]prior written notice unless Conkwest cures the breach within the [####] time period. Following termination under this subsection, ROCHE will have a fully paid up, perpetual and irrevocable licence as set out in Section 2 above.

(e) ROCHE shall have the right, upon [####] prior written notice to Conkwest to terminate the Agreement for any reason in ROCHE’s sole discretion.

(f) In the event of termination of this Agreement under subsections (c) or (e) above (or due to ROCHE’s insolvency or bankruptcy under subsection (c) above), the licenses granted hereunder shall terminate ROCHE will destroy the Cell Lines and return all Confidential Information within [####] following termination tinder such subsection, and ROCHE specifically agrees no further use of the Cell Lines or Know How for any purpose.

9. Assignment. This Agreement including the rights and privileges granted hereunder may not be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or other similar transaction. This Agreement is binding upon and will inure to the benefit of the Parties, its successors and permitted assigns.

10. Notice Address. Any payment, notice or other communication pursuant hereto shall be sufficiently made or given on the date of receipt if sent to the other Party, certified or registered mail postage prepaid, addressed to it at its address below or at such other address as a Party may later designate by written change of address notice given to the other Party:

Conkwest Inc.	F. I Hoffmann-La Roche Ltd Grenzacherstrasse

3790 Via De La Valle, Ste. 205	124,

San Diego, Ca 92014	4070 Basel. Switzerland

Attention: [####]	Attention: Head of Technical Development

President & CEO	Biologics Europe

Telephone: [####]

Facsimile: [####]

E-mail: [####]	With copies to:

F. Hoffmann-La Roche Ltd Grenzacherstrasse

With copies to:	124,

Cohen & Grigsby, P.C.	4070 Basel, Switzerland

Dominion Tower	Attention: General Counsel

625 Liberty Avenue

Pittsburgh, Pennsylvania 15222-3152

Attention: [####].

Telephone: [####]

Facsimile: [####]

E-mail: [####]

11. Headings. All headings are for convenience only and shall not affect the meaning of any provision hereof.

12. Force majeure. If a Party (the “Non-Performing Party”) is, unable to carry out any of its obligations under this Agreement due to Force Majeure, this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this Agreement and the corresponding obligations of the other Party (the “Innocent Party”) under this Agreement, shall be suspended for a period equal to the circumstance of Force Majeure, provided that;

(a) the suspension of performance is of no greater scope than is required by the Force Majeure;

(b) the Non-Performing Party gives the Innocent Party prompt written notice describing the circumstance of Force Majeure, including the nature of the occurrence and its expected duration, and continues to furnish regular reports during the period of Force Majeure;

(c) the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

(d) as soon as practicable after the event which constitutes Force Majeure the Parties discuss how best to continue their operations as far as possible in accordance with this Agreement

13. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter herein and supersede all previous agreements and undertakings with respect thereto.

14. Miscellaneous. This Agreement may be amended only by a writing signed by each of the parties

15. Survival: The following provisions of the Agreement shall survive expiry or termination of the Agreement; Sections 4, 6, 7, 8, 15, 16 and 17

16. Governing Law and Jurisdiction. All disputes between the Parties arising out of the circumstances and relationships contemplated by this Agreement including disputes relating to the validity, construction or interpretation of this Agreement are subject to the exclusive jurisdiction of the State of New Jersey except for disputes relating to patent validity which shall be determined by the relevant national court.

17. Severance of Terms: If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court or competent authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties)’

(a) in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate in relation to the jurisdiction in question; or

(b) in the case of the illegality, invalidity or unenforceability of part of this Agreement that part shall he severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect.

18. Waiver: The waiver by a party of any breach or violation of any provision hereof shall not operate or be construed a waiver of any subsequent breach or violation hereof.

19. Export: It is understood that the Cell Lines and Know How provided or made available by Conkwest under this Agreement are subject to applicable laws and regulations controlling the export and import of technical data, biological materials, laboratory prototypes, and other information or materials that may require a license from the applicable agency of the United States Government or foreign government, and ROCHE and its Affiliates will comply with al! such laws and regulations. Conkwest neither represents that a license will not be required nor does Conkwest represent that if a license is required, it will be issued.

20. No Additional Rights: Nothing contained herein shall be construed to confer any rights upon either Party by implication, estoppel, or otherwise as to any technology or patent rights of the other Party other than the Intellectual Property’ and the Cell Lines and only as expressly set forth herein.

21. Reservation of Rights. All rights not specifically granted to ROCHE and its Affiliates herein are expressly reserved by Conkwest.

22. Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE TO NON-EXCLUSIVE LICENSE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

CONKWEST INC.:	F. Hoffmann-La Roche Ltd

By:	By
Name: Barry J. Simon, M.D.	Name:
Title: President and CEO	Title:
Date:	Date

By:
Name:
Title:
Date:

APPENDIX A

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APPENDIX B

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